EXHIBIT 4.1

SPIRIT AEROSYSTEMS, INC.,
as the Issuer

and

the Guarantors party hereto

$1,200,000,000 7.500% Senior Secured Second Lien Notes due 2025

INDENTURE

Dated as of April 17, 2020

THE BANK OF NEW YORK
MELLON TRUST COMPANY, N.A.,
as Trustee and Collateral Agent

TABLE OF CONTENTS

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EXHIBIT A — Form of 7.500% Senior Secured Second Lien Note due 2025

EXHIBIT B — Form of Certificate to be Delivered in Connection with Transfers Pursuant to Rule 144A

EXHIBIT C — Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

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INDENTURE, dated as of April 17, 2020, by and among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Holdings”), as a Guarantor, Spirit AeroSystems North Carolina, Inc., a North Carolina corporation (“Spirit NC” and, together with Holdings and any Person that becomes a Guarantor pursuant to Section 11.07, together with their respective successors and assigns, the “Guarantors”), The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes (as defined below) issued under this Indenture.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01           Definitions.

“2018 Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 12, 2018, among the Company, Holdings, as parent guarantor, the other guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent, together with the related documents (including any term loans and revolving loans thereunder, any guarantees and any security documents, instruments and agreements executed in connection therewith), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any credit agreement that has been designated in writing by the Company to the First Lien Agents and the Second Lien Agents under the Intercreditor Agreement as the “2018 Credit Agreement” for purposes of the Intercreditor Agreement, this Indenture and the Collateral Documents incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or holder of indebtedness or group of lenders or holders of indebtedness and whether to the same obligor or different obligors and whether for the same or a different amount (including an increased amount) or on the same or different terms, conditions, covenants and other provisions.

“2023/2028 Notes Indenture” means that certain Indenture, dated as of May 30, 2018, by and among the Company, as issuer, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2026 Noteholders” means, collectively, as of any date of determination: (a) each person that is a registered holder of the 2026 Notes as of such date and (b) the 2026 Notes Trustee.

“2026 Notes” means those certain 3.850% Senior Notes due 2026, issued by the Company pursuant to the 2026 Notes Indenture, in an aggregate original principal amount of $300.0 million.

“2026 Notes Indenture” means that certain Indenture, dated as of June 1, 2016, by and among the Company, as issuer, the guarantors party thereto, and the 2026 Notes Trustee (as amended, restated, amended and restated, supplemented and/or otherwise modified in writing from time to time).

“2026 Notes Obligations” means all of the Obligations under the 2026 Notes Indenture, including principal, premium, if any, and interest on the 2026 Notes.

“2026 Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee for the 2026 Notes.

“Acceptable Intercreditor Agreement” means an intercreditor agreement between the Collateral Agent and one or more persons or representatives of persons (other than Holdings or any of its Subsidiaries) benefitting from a Lien on any Collateral containing customary terms and conditions for comparable transactions, which shall be in form reasonably acceptable to the Collateral Agent; provided that any intercreditor agreement between the Collateral Agent and one or more persons or representatives of persons (other than Holdings or any of its Subsidiaries) benefitting from a Lien on any Collateral that is intended to be senior to the Collateral Agent's Lien having terms that the Company determines in good faith are substantially consistent with, or not materially less favorable, taken as a whole, to the Notes Secured Parties than, the terms of the Intercreditor Agreement (as amended, restated, modified or replaced in accordance with its terms) shall be deemed to be reasonably acceptable to the Collateral Agent.

“Additional First Lien Agent” means any agent, trustee or representative of the holders of Additional First Lien Obligations who (a) is appointed as the First Lien Agent (for purposes related to the administration of the security documents related thereto) pursuant to a credit agreement or other agreement governing such Additional First Lien Obligations, together with its successors in such capacity, and (b) has become a party to the Intercreditor Agreement either directly or by executing a joinder in the form required under the Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Additional First Lien Agreement” means any agreement evidencing or governing Additional First Lien Debt, in each case in respect of which an Additional First Lien Agent has become a party to the Intercreditor Agreement either directly or by executing a joinder in the form required under the Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Additional First Lien Debt” means indebtedness secured by a Lien (other than indebtedness under the 2018 Credit Agreement and 2026 Notes Indenture) that is intended to be secured on a pari passu basis with any other First Lien Obligation (for the avoidance of doubt, such indebtedness may be expressly subordinated in right of payment (or in priority of application of proceeds of Collateral) to any other First Lien Obligation, including in the form of a “last-out” tranche); provided, that (i) such indebtedness has been designated by the Company in an officer’s certificate delivered to the First Lien Agents and Second Lien Agents as “Additional First Lien Debt” for the purposes of the Intercreditor Agreement which certificate shall include a certification by an officer of the Company that such Additional First Lien Debt is Additional First Lien Obligations permitted to be so incurred in accordance with any First Lien Documents and any Second Lien Documents and (ii) any agent, trustee or representative of the holders of the First Lien Obligations related to such Additional First Lien Debt shall have executed a joinder to the Intercreditor Agreement in the form provided therein or such other form that is reasonably acceptable to the First Lien Designated Agent; provided, further, that no obligations under this Indenture may be designated as Additional First Lien Debt.

“Additional First Lien Obligations” means (i) any obligations with respect to any Additional First Lien Agreement, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Additional First Lien Agreement and (iii) all hedging obligations, cash management obligations and similar bank product obligations between the Company and/or any of the Grantors, on the one hand, and any Person that was a lender, agent for the lenders or holder of obligations under any Additional First Lien Agreement at the time the agreement governing such obligations was entered into (or any Affiliate of any Person that was a lender, agent for the lenders or holder of obligations under any Additional First Lien Agreement at the time the agreement governing such obligations was entered into), on the other hand, to the extent that such obligations are secured by Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith.

“Additional Notes” means additional Notes (other than Initial Notes) issued under this Indenture in accordance with Section 2.17.

“Additional Second Lien Agent” means any agent, trustee or representative of the holders of Additional Second Lien Obligations who (a) is appointed as the Second Lien Agent (for purposes related to the administration of the security documents related thereto) pursuant to a credit agreement or other agreement governing such Additional Second Lien Obligations, together with its successors in such capacity and (b) has become a party to the Intercreditor Agreement either directly or by executing a joinder in the form required under the Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Additional Second Lien Agreement” means any agreement evidencing or governing Second Lien Debt (other than any Indenture Document), in each case in respect of which an Additional Second Lien Agent has become a party to the Intercreditor Agreement either directly or by executing a joinder in the form required under the Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Additional Second Lien Obligations” means (i) any obligations with respect to any Additional Second Lien Agreement, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Additional Second Lien Agreement and (iii) all hedging obligations, cash management obligations and similar bank product obligations between the Company and/or any of the Grantors, on the one hand, and any Person that was a lender, agent for the lenders or holder of obligations under any Additional Second Lien Agreement at the time the agreement governing such obligations was entered into (or any Affiliate of any Person that was a lender, agent for the lenders or holder of Obligations under any Additional Second Lien Agreement at the time the agreement governing such obligations was entered into), on the other hand, to the extent that such obligations are secured by Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith.

“Additional Second Lien Secured Parties” means any Additional Second Lien Agent, the lenders and letter of credit issuer(s) party to any Additional Second Lien Agreement and any other Person holding any Additional Second Lien Obligation or to whom any Additional Second Lien Obligation is at any time owing.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agents” means, collectively, the First Lien Agents and the Second Lien Agents.

“Applicable Authorized Second Lien Representative” means (i) initially the Largest Second Lien Holder at such time, (ii) thereafter, subject to clause (iii) below, upon the occurrence of a Larger Second Lien Holder Event, the Authorized Second Lien Representative in respect of the Second Lien Obligations (other than the 2026 Notes Obligations) with the then largest principal amount outstanding, and (iii) from and after the Non-Controlling Authorized Second Lien Representative Enforcement Date, the Major Non-Controlling Authorized Second Lien Representative.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer, exchange, or conversion of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such payment, tender, redemption, transfer, exchange, or conversion.

“Attributable Debt” means, when used in connection with a sale and leaseback transaction, the total net amount of rent (discounted at the weighted average yield to maturity of the Company’s outstanding senior debt securities) required to be paid during the remaining term of the applicable lease.

“Authorized Second Lien Representative” means (i) in the case of any obligations under this Indenture or the 2026 Notes Indenture, the Trustee and (ii) in the case of the Additional Second Lien Obligations of any series, the applicable Additional Second Lien Agent with respect to such series.

“Bankruptcy Code” means Title 11, United States Code.

“Below Investment Grade Rating Event” with respect to the Notes means that the rating of the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies, and such lowering occurs on any date from the date of the public notice of the Company’s intention to effect a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies as a result of the Change of Control); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee and the Company in writing at its or the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)           with respect to a partnership, the board of directors of the general partner of the partnership;

(3)            with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)            with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors or pursuant to authorization by the Board of Directors and to be in full force and effect on the date of the certificate and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday. If a payment date falls on a day that is not a Business Day, the related payment shall be made on the next succeeding Business Day as if made on the date the payment is due, and no interest shall accrue on such payment for the intervening period.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease or finance lease on the balance sheet of that Person.

“Capital Lease Obligations” means all monetary or financial obligations of Holdings and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first (1st) date on which such lease may be terminated by the lessee without payment of a penalty

“Change of Control” means the occurrence of any one of the following:

(1)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, or the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Holdings or one of its Subsidiaries;

(2)           the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Holdings or one of its Subsidiaries becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50.0% of the outstanding Voting Stock of Holdings or the Company, measured by voting power rather than number of shares provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the reincorporation of Holdings or any of its Subsidiaries in another state and (ii) the shareholders of Holdings or such Subsidiary, as applicable, and the number of shares of its Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical;

(3)           the adoption by the holders of Voting Stock of Holdings of a plan relating to the liquidation, dissolution or winding up of Holdings; or

(4)       Holdings ceases to own 100.0% of the equity interests of the Company.

“Change of Control Offer” has the meaning assigned to such term in Section 4.10(a).

“Change of Control Payment Date” has the meaning assigned to such term in Section 4.10(b).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Collateral Agent, for the benefit of the Second Lien Secured Parties, are granted, or purported to be granted, pursuant to, and in accordance with, the terms of the Collateral Documents (but, in any event, excluding any Excluded Property).

“Collateral Documents” means the Security Agreement, any mortgage and any other security document as may be executed and delivered by the Grantors pursuant to the terms of this Indenture.

“Company” means Spirit AeroSystems, Inc., and, subject to Article V, any and all successors thereto.

“Company Order” means a written order signed in the name of the Company by an Officer. A Company Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the period from the redemption date to April 15, 2022 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to April 15, 2022.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average as determined by the Company of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average as determined by the Company of all such quotations.

“Consolidated Amortization Expense” means, for any measurement period, the amortization expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not already included in such amortization expense, the amortization of certain intangibles that are recorded as contra-revenues, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” means, for any measurement period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any measurement period, Consolidated Net Income for such period, adjusted by:

(a)                adding thereto, in each case, solely to the extent deducted in determining such Consolidated Net Income (and without duplication):

(i)                        Consolidated Interest Expense for such period;

(ii)                       Consolidated Amortization Expense for such period;

(iii)                      Consolidated Depreciation Expense for such period;

(iv)                      Consolidated Tax Expense for such period;

(v)                       the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that is expected to be paid in cash in any future period, unless Holdings determines to add back such charge, in which case, the cash amounts in respect of which such charge was made will be deducted from Consolidated EBITDA in the periods when paid) in such period;

(vi)                      any (A) expenses or charges related to any issuance of equity interests, any acquisition, investment, asset sale, disposition, or the incurrence or repayment of indebtedness, including refinancing thereof (in each case, to the extent permitted hereunder and whether or not consummated), (B) unusual or non-recurring charges deducted in such period in computing Consolidated Net Income, and (C) restructuring and business optimization charges, accruals or reserves, including any system implementation costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities, and costs to relocate employees, retention charges, severance, contract termination costs, transition and other duplicative running costs; provided, that, all amounts added back to “Consolidated EBITDA” pursuant to this clause (a)(vi) shall not exceed, $100.0 million during the relevant measurement period;

(vii)                     “run-rate” cost savings in connection with a acquisitions, investment, asset sales, dispositions, or other cost-saving initiative projected by Holdings in good faith to result from specified actions taken, committed to be taken, or expected in good faith to be taken, no later than eighteen (18) months after the end of such measurement period, calculated on a Pro Forma Basis after giving effect thereto, net of the amount of actual benefits realized during such period from such actions; provided, that, (A) such cost savings are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, or expected to be taken, in each case, net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period) and (B) all amounts added back to “Consolidated EBITDA” pursuant to this clause (a)(vii) shall not exceed, $100.0 million during the relevant measurement period;

(viii)                    all fees, costs and expenses incurred in connection with the transactions contemplated by the offering memorandum relating to the Initial Notes and the amendment to the 2018 Credit Agreement, dated as of April 13, 2020, to the extent that such fees, costs and expenses are deducted in such period in computing Consolidated Net Income;

(ix)                      any non-cash impairment of goodwill, intangibles, or other Property in such period;

(x)                       non-cash compensation expenses, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) in such period; and

(xi)                      forward loss charges in accordance with GAAP, in an aggregate amount not to exceed $500.0 million in the aggregate; and

(b)                subtracting therefrom, in each case, solely to the extent added in determining such Consolidated Net Income (and without duplication):

(i)                        the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue, reversal of deferred revenues or advance payments or recording of receivables in the ordinary course of business, and (B) the reversal of an accrual of a reserve referred to in the parenthetical to clause (a)(v) above) for such period; and

(ii)                       unusual and non-recurring gains included in calculating Consolidated Net Income for such period.

“Consolidated Interest Expense” means, for any measurement period, with respect to Holdings and its Subsidiaries on a consolidated basis, the sum of:

(a)                gross interest expense for such period, including:

(i)                        the amortization of debt discounts;

(ii)                       the amortization of all fees (including fees with respect to hedging agreements) payable in connection with the incurrence of indebtedness to the extent included in interest expense; and

(iii)                      (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense; and

(b)                capitalized interest.

“Consolidated Net Income” means, for any measurement period, the net income or loss of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, provided, that, there shall be excluded therefrom, without duplication:

(a)                the income or loss of any Person (other than consolidated Subsidiaries of Holdings) in which any other Person (other than Holdings or another of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period;

(b)                the cumulative effect of a change in accounting principles during such period;

(c)                any net after-tax income (loss) from discontinued operations, and any net after-tax gains or losses on disposal of discontinued operations;

(d)                any net after-tax gain (or loss) attributable to the early repurchase, extinguishment or conversion of indebtedness, hedging obligations or other derivative instruments (including any premiums paid);

(e)                to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that, to the extent included in Consolidated Net Income in a future period, reimbursements with respect to expenses excluded from the calculation of Consolidated Net Income pursuant to this clause (e) shall be excluded from Consolidated Net Income in such period up to the amount of such excluded expenses;

(f)                 any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation);

(g)                any goodwill or other intangible asset impairment charge; and

(h)                any (A) extraordinary, unusual or infrequent gain (or extraordinary, unusual or infrequent loss) realized during such period by Holdings or any of its Subsidiaries, or (B) gain (or loss) realized during such period by any Holdings or any of its Subsidiaries upon an asset sale or other disposition (other than in the ordinary course of business), in each case of the clauses (h)(A) and (h)(B) above, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Holdings or any Subsidiary during such period.

“Consolidated Tax Expense” means, for any measurement period, the tax expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of Holdings and its Subsidiaries calculated in accordance with GAAP as of the last day of the fiscal quarter most recently ended prior to such date of determination.

“Consolidated Total Indebtedness” of any Person means the sum of all indebtedness of such Person on a consolidated basis (without duplication) with respect to (a) borrowed money or obligations represented by bonds, debentures, notes or other similar instruments, (b) the aggregate amount of Capital Lease Obligations; provided, that, to the extent such obligations are limited in recourse to the Property subject to such Capital Lease, such limited recourse obligations shall be included only to the extent of the fair market value of such Property; (c) the capitalized amount of the remaining lease payments under any synthetic lease that would appear on a balance sheet of such Person, prepared as of such date in accordance with GAAP, if such lease were accounted for as a Capital Lease; and (d) guarantees in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of the kind described in clauses (a) through (c).

“Corporate Trust Office of the Trustee” means the designated office of the Trustee at which at any time its corporate trust business in respect of this Indenture shall be administered, which office at the date hereof is located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, Attention: Corporate Trust Administration - Corporate Finance Unit, except that with respect to presentation of the Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Division - Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement Agent” means Bank of America, N.A., as administrative and collateral agent under the 2018 Credit Agreement, together with its successors and assigns in such capacity (or, in the case of a refinancing or replacement in full of the 2018 Credit Agreement, the person serving at such time as the “Agent”, “Administrative Agent”, “Collateral Agent” or other similar representative of the lenders under the 2018 Credit Agreement, together with its successors and assigns in such capacity); provided, that if the 2018 Credit Agreement is refinanced or replaced in full by two or more credit agreements, the “Agent”, “Administrative Agent”, “Collateral Agent” or other similar representative of the lenders under each of the credit agreements shall select one person from amongst themselves to serve as Credit Agreement Agent.

“Credit Agreement Collateral Documents” means any agreement, document or instrument pursuant to which a Lien is granted by the Company or any other Grantor to secure any Credit Agreement Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, supplemented or otherwise modified from time to time.

“Credit Agreement Documents” means (a) the 2018 Credit Agreement and each of the other agreements, documents or instruments evidencing, governing or securing any Credit Agreement Obligations (including any Credit Agreement Collateral Document) and (b) any other related documents or instruments executed and delivered pursuant to any Credit Agreement Document described in clause (a) above evidencing, governing or securing any obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Agreement Obligations” means any Obligations with respect to the 2018 Credit Agreement and the other Credit Agreement Documents, including: (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party (as defined in the 2018 Credit Agreement) arising under the Credit Agreement Documents or otherwise with respect to any loan or letter of credit, whether direct or indirect (including, without limitation, those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest (at the applicable rate specified in the 2018 Credit Agreement) and fees that accrue after the commencement by or against any Loan Party or affiliate thereof, of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; and (b) Additional Obligations (as defined in the 2018 Credit Agreement).

“Credit Agreement Secured Parties” means the Credit Agreement Agent, the lenders and letter of credit issuer(s) party to the 2018 Credit Agreement and any other Person holding any Credit Agreement Obligation or to whom any Credit Agreement Obligation is at any time owing.

“Credit Facility” means one or more debt facilities or agreements, commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or other purchasers or to special purpose entities formed to borrow from such lenders or other purchasers against such receivables), notes, debentures, letters of credit, the issuance and sale of securities or other debt financing, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such facility or agreement or successor facility or agreement whether by the same or any other lender or holder of indebtedness or group of lenders or holders of indebtedness and whether the same obligor or different obligors and whether for the same or a different amount (including an increased amount) or on the same or different terms, conditions, covenants and other provisions.

“Credit Rating” means the senior unsecured rating, corporate family rating, or corporate credit rating (or substantially equivalent rating) of the Company provided by S&P and/or Moody’s, as applicable.

“Custodian” means the Trustee, as custodian for the Depositary with respect to any Global Notes, or any successor entity thereto.

“Debtor Relief Law” means any bankruptcy, insolvency or debtor relief law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.08 or 2.12 hereof, in substantially the form of Exhibit A hereto, except that such Note shall not bear the Global Note legend set forth in Exhibit A.

“Discharge of Credit Agreement Obligations” has the meaning set forth in the Intercreditor Agreement.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Dollars” and “$” means the currency of The United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Equity Offering” means a private or public sale for cash after the Issue Date by Holdings of its common stock (other than to the Company or a Subsidiary of the Company).

“Excluded Property” has the meaning set forth in the Security Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Lien Agents” means, collectively, the Credit Agreement Agent (acting on behalf of the Credit Agreement Secured Parties and the 2026 Noteholders) and each Additional First Lien Agent.

“First Lien Collateral Documents” means, collectively, (a) the Credit Agreement Collateral Documents and (b) any agreement, document or instrument pursuant to which a Lien is granted by the Company or any other Grantor to secure any Additional First Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

“First Lien Designated Agent” means (i) at all times prior to the Discharge of Credit Agreement Obligations, the Credit Agreement Agent and (ii) on and after the Discharge of Credit Agreement Obligations, such agent or trustee as is designated “First Lien Designated Agent” by the First Lien Secured Parties holding a majority in principal amount of the First Lien Obligations then outstanding or their representatives.

“First Lien Documents” means, collectively, (a) the Credit Agreement Documents, (b) the 2026 Notes Indenture and (c) each Additional First Lien Agreement and each of the other agreements, documents or instruments evidencing, governing or securing any Additional First Lien Obligations and any other related documents or instruments executed and delivered pursuant to the foregoing.

“First Lien Obligations” means, collectively, the Credit Agreement Obligations, the 2026 Notes Obligations and the Additional First Lien Obligations; provided that no obligations under this Indenture may be First Lien Obligations.

“First Lien Secured Parties” means, collectively, (a) the Credit Agreement Secured Parties, (b) the 2026 Noteholders and (c) any Additional First Lien Agent, the lenders and letter of credit issuer(s) party to any Additional First Lien Agreement, and any other Person holding any Additional First Lien Obligation or to whom any Additional First Lien Obligation is at any time owing.

“Foreign Currency” means any currency or currency unit issued by a government other than the government of The United States of America.

“FSHCO” means any subsidiary that is organized under the laws of any state of the United States or of the District of Columbia, substantially all of the property of which consists of: (a) equity interests of one or more controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code); or (b) indebtedness of such controlled foreign corporations.

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board codification (or by agencies or entities with similar functions of comparable stature and authority within the U.S. accounting profession) or in rules or interpretative releases of the SEC applicable to SEC registrants; provided that (a) if at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, Holdings or the Company may irrevocably elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (i) IFRS for periods beginning on and after the date of such notice or a later date as specified in such notice as in effect on such date and (ii) for prior periods, GAAP as defined in the first sentence of this definition and (b) GAAP is determined as of the date of any calculation or determination required hereunder; provided that the Company, on any date, may, by providing notice thereof to the Trustee, elect to establish that GAAP shall mean GAAP as in effect on such date.

“Global Note” or “Global Notes” means the Notes in the form established pursuant to Section 2.03 hereof, evidencing all or part of Notes issued to the Depositary or its nominee and registered in the name of such Depositary or nominee.

“Government Securities” means direct obligations of, or obligations guaranteed by, The United States of America, and the payment for which the United States pledges its full faith and credit.

“Grantor” means the Company and each Guarantor.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness.

“Guarantor” has the meaning assigned to such term in the introductory paragraph of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Indenture.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board or any successor to such Board, or the SEC, as the case may be), as in effect from time to time

“Impending Acquisitions” means, collectively, (i) the acquisition of S.R.I.F. N.V., a Belgian public limited liability company, pursuant to that certain Agreement for the Sale and Purchase of Shares of S.R.I.F. N.V., dated as of May 1, 2018, by and among Christian Boas, Emile Boas, DREDA, Sylvie Boas, Spirit AeroSystems Belgium Holdings BVBA, and Holdings, as such agreement may be amended from time to time and (ii) the acquisition of the outstanding equity of Short Brothers plc and Bombardier Aerospace North Africa SAS, and certain other assets, pursuant to that certain Agreement, dated as of October 31, 2019, by and among Bombardier, Inc., Bombardier Aerospace UK Limited, Bombardier Finance Inc., Bombardier Services Corporation, Spirit AeroSystems Global Holdings Limited, and the Company, as such agreement may be amended from time to time.

“Increased Amount” means, with respect to any indebtedness, any increase in the amount of such indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing indebtedness.

“Indenture” means this Indenture, as amended, supplemented or restated from time to time in accordance with the terms hereof.

“Indenture Documents” means (a) this Indenture, the Notes, the guarantees thereof, the Collateral Documents, the Intercreditor Agreement and each of the other agreements, documents or instruments evidencing or governing any Indenture Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Indenture Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents or any of them. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency or liquidation proceeding, or that would have accrued or become due but for the effect of an insolvency or liquidation proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency or liquidation proceeding).

“Initial Notes” means the $1,200,000,000 aggregate principal amount of the Notes issued on the Issue Date.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among the Collateral Agent, the Trustee and the Credit Agreement Agent, as amended or supplemented from time to time.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s).

“Issue Date” means April 17, 2020.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city of Wichita, Kansas or the city where the Corporate Trust Office of the Trustee is located at such time are required or authorized by law, regulation or executive order to close or be closed.

“Larger Second Lien Holder Event” means as of any date of determination, the date when the applicable Second Lien Obligations held by the Largest Second Lien Holder, as the case may be, on such date ceases to represent the largest principal amount outstanding of any then outstanding series of Second Lien Obligations represented by any Authorized Second Lien Representative.

“Largest Second Lien Holder” means initially, the Trustee, and from time to time thereafter, the Authorized Second Lien Representative in respect of the Second Lien Obligations (other than the 2026 Notes Obligations) representing the largest principal amount outstanding of any then outstanding series of Second Lien Obligations represented by any Authorized Second Lien Representative, as certified by the Company to the Collateral Agent in an Officer’s Certificate.

“Major Non-Controlling Authorized Second Lien Representative” means following a Non-Controlling Authorized Second Lien Representative Enforcement Date, the Authorized Second Lien Representative in respect of the Second Lien Obligations with the then second largest principal amount outstanding.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means each mortgage, deed of trust, deed to secure debt, assignment of leases and rents, leasehold mortgage, and other security documents that grant, or purport to grant, to the Collateral Agent, for the benefit of the Notes Secured Parties a Lien on any Mortgaged Property.

“Mortgaged Property” means each Real Property subject to a Mortgage pursuant to the terms of the Collateral Documents.

“Non-Controlling Authorized Second Lien Representative Enforcement Date” means, the date that is 90 days (throughout which 90-day period the Major Non-Controlling Authorized Second Lien Representative was not the Applicable Authorized Second Lien Representative) after the occurrence of (a) an “Event of Default” under and as defined in the terms of the relevant indebtedness for which it is acting as the Authorized Second Lien Representative and (b) the Collateral Agent's and each other Authorized Second Lien Representative's receipt of written notice from such Major Non-Controlling Authorized Second Lien Representative certifying that (i) such Authorized Second Lien Representative is the Major Non-Controlling Authorized Second Lien Representative and that an “Event of Default”, with respect to such indebtedness, has occurred and is continuing and (ii) such indebtedness is currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of such indebtedness; provided that the Non-Controlling Authorized Second Lien Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Applicable Authorized Second Lien Representative has directed the Collateral Agent to commence and is pursuing any enforcement action with respect to any material portion of Collateral with reasonable diligence in light of the then existing circumstances, taking into account any limitations on such actions under the Intercreditor Agreement or any Acceptable Intercreditor Agreement, (2) at any time a Grantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding or (3) if the Applicable Authorized Second Lien Representative or the Collateral Agent is subject to limitations on giving directions or commencing or pursuing enforcement actions under the Intercreditor Agreement or any Acceptable Intercreditor Agreement

“Notes” means the Initial Notes and any Additional Notes.

“Notes Secured Parties” means the Holders, the Trustee and the Collateral Agent.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by Holdings pursuant to the terms of this Indenture.

“Obligations” means, with respect to any indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees of such indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, the Assistant Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed by an Officer of the Company that meets the requirements of Section 12.05 hereof, and delivered to the Trustee.

“Opinion of Counsel” means an opinion from legal counsel, who may be an employee of or counsel to the Company or any Subsidiary of the Company, or other counsel reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof.

“Permitted Liens” means:

(1)                Liens securing First Lien Obligations (other than 2026 Notes Obligations) in an aggregate principal amount, including all indebtedness incurred to renew, refund, refinance, replace, defease or discharge any indebtedness incurred pursuant to this clause (1), not to exceed $1,750.0 million at any one time outstanding;

(2)                Liens securing the notes and any related guarantees (but excluding any Additional Notes and related guarantees thereof);

(3)                Liens existing on the Issue Date (excluding the Liens securing the Credit Agreement Obligations and the Notes);

(4)                Liens securing the 2026 Notes Obligations on an equal and ratable basis with any other secured indebtedness;

(5)                Liens in favor of Holdings, the Company or any other Guarantor, if any;

(6)                Liens on Property existing at the time of acquisition of the Property by Holdings or any of its Subsidiaries; provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of Holdings or any of its Subsidiaries;

(7)                Liens (x) securing Capital Lease Obligations or (y) on Property existing at the time of acquisition of such Property directly or indirectly by Holdings or a Subsidiary, or Liens to secure the payment of all or any part of the purchase price of such Property upon the acquisition of such Property or to secure indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, in each case in an aggregate principal amount, including all indebtedness incurred to renew, refund, refinance, replace, defease or discharge any indebtedness incurred pursuant to this clause (7), not to exceed the greater of (a) $400.0 million or (b) 5.0% of Consolidated Total Assets at the time of incurrence;

(8)                landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case, incurred in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings;

(9)                Liens securing (i) the performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) surety bonds and (iii) other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(10)              Liens in favor of governmental entities or other special purpose entities established by governmental entities (including without limitation for industrial revenue bonds, new market tax credits, pollution control bonds or any other issuance of tax-exempt governmental obligations);

(11)              Liens arising by reason of any judgment, decree or other of any court, so long as any appropriate legal proceedings which may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against Holdings or any Subsidiary, or in connection with other proceedings or actions at law or in equity by or against Holdings or any Subsidiary;

(12)              Liens created in connection with a transaction that is not financed with, and created to secure indebtedness that is not recourse to, any Property of Holdings or any Guarantor;

(13)              zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(14)              Liens on the Collateral securing Additional Second Lien Obligations (including Additional Notes) in an aggregate principal amount, including all indebtedness incurred to renew, refund, refinance, replace, defease or discharge any indebtedness incurred pursuant to this clause (14), not to exceed the greater of (x) $1,500.0 million minus the aggregate principal amount of the Notes issued on the Issue Date and outstanding under this Indenture and (y) an amount such that, at the time of any incurrence of such Additional Second Lien Obligations on a Pro Forma Basis, the Secured Leverage Ratio would not exceed 3.35 to 1.00 (it being understood that any Liens securing any revolving or delayed draw Credit Facility of Holdings or any Subsidiary shall be deemed to be incurred at the time the commitments under such Credit Facility are deemed fully drawn in accordance with the definition of “Pro Forma Basis” and any subsequent incurrence of indebtedness under such Credit Facility up to the amount of such commitments shall be permitted without any further testing of the Secured Leverage Ratio);

(15)              Liens for taxes, assessments or governmental charges or claims, or other like statutory Liens that do not secure indebtedness for borrowed money, and that (i) are not yet delinquent, or (ii) are being contested in good faith by appropriate proceedings promptly instituted and properly pursued; provided, that, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(16)              Liens in the form of licenses, leases or subleases granted or created by Holdings or any Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of Holdings and its Subsidiaries, taken as a whole;

(17)              Liens on fixtures or personal property held by, or granted to, landlords pursuant to leases;

(18)              Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent of an acquisition;

(19)              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20)              any zoning or similar law or right reserved to, or vested in, any governmental office or agency to control or regulate the use of any real property;

(21)              bankers’ Liens, rights of setoff, and similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Holdings or any Subsidiary, in each case, granted in the ordinary course of business in favor of the bank(s) with which such account(s) are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements;

(22)              Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)              pledges or deposits in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA;

(24)              Liens representing the right of commercial or government (including defense) customers to acquire certain property from Holdings or any Subsidiary, and set-off rights under commercial or defense customer agreements with Holdings or any Subsidiary entered into in the ordinary course of business;

(25)              licenses, sublicenses, covenants not to sue and similar rights granted with respect to intellectual property in the ordinary course of business, or granted in Holdings or the applicable Subsidiary’s reasonable judgment;

(26)              Liens in respect of: (i) obligations under Permitted Incentive Programs (as defined in the 2018 Credit Agreement) (excluding Qualifying IRB Financings (as defined in the 2018 Credit Agreement)) in an aggregate principal amount not to exceed $125.0 million any one time outstanding; and (ii) Qualifying IRB Financings;

(27)              Liens arising from sales, transfers, or other dispositions of accounts receivable;

(28)              customary Liens arising under Treasury Management Agreements and Swap Contracts;

(29)              Liens on the property of any Subsidiary securing indebtedness or other obligations owing to any Grantor;

(30)              Liens in the nature of any interest or title of a lessor or sublessor under any lease permitted under this Indenture;

(31)              purported Liens evidenced by the filing of precautionary UCC financing statements;

(32)              Liens securing indebtedness incurred pursuant to a program or facility sponsored or guaranteed by any governmental authority for the purposes (in the good faith determination of the Company) of providing liquidity or other financial relief in connection with the COVID-19 pandemic and any potential effects and consequences related thereto;

(33)              Liens on any mortgaged property identified in any ALTA title policy relating to such real property;

(34)              Liens securing any indebtedness assumed in connection with any acquisition (including any Impending Acquisition); provided that such indebtedness is not incurred in contemplation of such acquisition;

(35)              other Liens securing indebtedness or other obligations in an aggregate amount that does not exceed $200.0 million; provided, that, not more than $50.0 million of such indebtedness or other obligations shall be secured by Liens on Collateral;

(36)              Liens arising out of, or incurred with respect to, obligations assumed in connection with the Impending Acquisitions in an aggregate amount not to exceed $400.0 million;

(37)              extensions, renewals or replacements of any Lien referred to in the preceding clauses (3) through (5) and (7) through (34) and this clause (37).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pro Forma Basis” means, for purposes of calculating the Secured Leverage Ratio, that any (a) asset sale or other disposition (or series of related asset sales or dispositions) that yields gross proceeds to Holdings or its Subsidiaries in excess of $5.0 million, (b) acquisition or similar investment (or series of related acquisitions or similar investments) that involves the payment of consideration by Holdings or its Subsidiaries in excess of $5.0 million, (c) dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests or equity rights in Holdings or any Subsidiary, (d) incurrence, prepayment, cancellation, termination, repurchase or repayment of indebtedness (or any amendment, modification or amendment and restatement thereof), or (e) “run-rate” cost savings, as described in clause (a)(vii) of the definition of “Consolidated EBITDA” above, in each case of the foregoing clauses (a) through (e), shall be deemed to have occurred as of the first (1st) day of the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date. In connection with the foregoing: (i) (A) with respect to any asset sale or other disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction, and (B) with respect to any acquisition or similar investment, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations, to the extent such items are not otherwise included in such income statement items for Holdings and its Subsidiaries in accordance with GAAP; (ii) any indebtedness incurred or assumed by Holdings or any Subsidiary (including the Person or Property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first (1st) day of the applicable period, and (B) if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition of “Pro Forma Basis”, determined by utilizing the rate which is, or would be, in effect with respect to such indebtedness as at the relevant date of determination; and (iii) all commitments available to be drawn under any revolving or delayed draw Credit Facility of Holdings or any Subsidiary, whether currently outstanding or being incurred at the time of determination of the Secured Leverage Ratio, shall be treated as fully drawn and outstanding.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Rating Agency” means (1) each of S&P and Moody’s; and (2) if either S&P or Moody’s ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of Holdings) as a replacement agency for S&P or Moody’s, or all of them, as the case may be.

“Real Property” means all right, title and interest of the Company or any Subsidiary in and to any and all parcels of, or interests in, real property owned, leased, licensed or operated (including, without limitation, any leasehold estate) by the Company or any Subsidiary, together with, in each case, all improvements and appurtenant fixtures.

“Reference Treasury Dealer” means (i) each of Goldman Sachs & Co. LLC and BofA Securities, Inc. and their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Registered Note” means any Note in the form (to the extent applicable thereto) established pursuant to Section 2.01 hereof which is registered on the books of the Registrar.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the applicable Note.

“Responsible Officer,” when used with respect to the Trustee, means any officer assigned to the Corporate Trust Division - Corporate Finance Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(d) and the second sentence of Section 7.05 shall also include any other Officer of the Trustee to whom any corporate trust matter is referred because of such Officer’s knowledge of and familiarity with the particular subject.

“Restricted Global Note” means a Global Note that is a Restricted Note.

“Restricted Note” has the meaning set forth in Rule 144(a)(3) under the Securities Act for the term “restricted securities”; provided, however, that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note. Restricted Notes are required to bear the Restricted Notes Legend.

“Restricted Notes Legend” means the legend identified as such in Section 2.08(e)(i) hereto.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Second Lien Agents” has the meaning set forth in the Intercreditor Agreement.

“Second Lien Debt” means indebtedness secured by a Lien that is to be equally and ratably secured with any other Second Lien Obligation; provided that (i) such indebtedness has been designated by the Company in an Officer’s Certificate delivered to the First Lien Agents and Second Lien Agents as “Second Lien Debt” for the purposes of the Intercreditor Agreement which certificate shall include a certification by an officer of the Company that such Additional Second Lien Obligations are Additional Second Lien Obligations permitted to be so incurred in accordance with each First Lien Document and each Second Lien Document and (ii) any agent, trustee or representative of the holders of the Second Lien Obligations related to such Second Lien Debt shall have executed a joinder to the Collateral Documents and the Intercreditor Agreement in the respective forms provided therein or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Second Lien Documents” means, collectively, (a) the Indenture Documents, (b) the 2026 Notes Indenture and (c) each Additional Second Lien Agreement and each of the other agreements, documents or instruments evidencing, governing or securing any Additional Second Lien Obligations and any other related documents or instruments executed and delivered pursuant to any of the foregoing.

“Second Lien Obligations” means, collectively, the Indenture Obligations, obligations under the 2026 Notes Indenture and the Additional Second Lien Obligations.

“Second Lien Secured Parties” means, collectively, the Notes Secured Parties, the 2026 Noteholders and the Additional Second Lien Secured Parties.

“Secured Leverage Ratio” means (a) all Consolidated Total Indebtedness of Holdings and its Subsidiaries that is secured by a Lien on any Property of Holdings or any of its Subsidiaries, to (b) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain pledge and security agreement, dated as of the Issue Date, executed in favor of the Collateral Agent, for the benefit of the Second Lien Secured Parties, by Holdings, the Company and Spirit NC.

“Special Record Date” for the payment of any Defaulted Interest on the Registered Notes means a date fixed by the Trustee pursuant to Section 2.14 hereof.

“Stated Maturity” means, with respect to any installment indebtedness, the date specified as the fixed date on which the final payment of principal was scheduled to be paid in the documentation governing such indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means a Person more than 50.0% of the outstanding Voting Stock of which is owned, directly or indirectly, by Holdings or by one or more other Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, supply chain finance programs, cash pooling arrangements and other cash management services

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean each Person who is then a Trustee hereunder.

“UCC” means the Uniform Commercial Code, as in effect from time to time in any applicable jurisdiction.

“Voting Stock” of any specified Person as of any date means any and all shares or equity interests (however designated) of such Person that are ordinarily, in the absence of contingencies, entitled to vote generally in the election of the Board of Directors, managers or trustees of such Person (or Persons performing similar functions), as applicable, even if the right so to vote has been suspended by the happening of a contingency.

Section 1.02                 Other Definitions.

Term	Defined in Section

“Acceleration Event”	6.01(g)
“Applicable Law”	7.02(m)
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.14
“DTC”	2.05
“Event of Default”	6.01
“Legal Defeasance”	8.02
“Liens”	4.08(a)
“Paying Agent”	2.05
“Payment Default”	6.01(g)
“Registrar”	2.05
“Suspended Covenant”	4.12(a)
“Suspension Event”	4.12(a)
“Suspension Period”	4.12(c)

Section 1.03                 Rules of Construction. Unless the context otherwise requires:

(1)               a term has the meaning assigned to it;

(2)               an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)               “or” is not exclusive;

(4)               words in the singular include the plural, and in the plural include the singular;

(5)               “will” and “shall” be interpreted to express a command;

(6)               provisions apply to successive events and transactions;

(7)               references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(8)               this Indenture is not subject to any provision of the TIA, except to the extent the TIA is specifically incorporated by reference in or made a part of this Indenture.

ARTICLE II

THE NOTES

Section 2.01                 Form Generally.

(a)                The Notes shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officer executing such Notes as evidenced by such Officer’s execution of the Notes.

The certificated Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, provided that such method is permitted by the rules of any securities exchange on which such Notes may be listed, all as determined by the Officer executing such Notes as evidenced by such Officer’s execution of such Notes.

(b)                The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto and shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.08.

Except as set forth in Section 2.08, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(c)                The Initial Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial offers, Initial Notes that are Restricted Notes may be transferred to QIBs, in reliance on Rule 144A, outside the United States pursuant to Regulation S or to the Company, in accordance with certain transfer restrictions, or under Rule 144 under the Securities Act. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more Global Notes substantially in the form set forth in Exhibit A (the “Regulation S Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian. Transfers of Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(d)                Section 2.01(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with Section 2.01(c) and this Section 2.01(d), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Note Custodian.

Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Note Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or other agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Holder, any member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any Beneficial Owners in the Notes.

(e)                Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

Section 2.02                 Execution, Authentication Delivery and Dating.

One Officer shall sign the Notes for the Company by manual, facsimile or electronic signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual, facsimile or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes; and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual, facsimile or electronic signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A.,
as Trustee
Date:	By:
Authorized Signatory

Each Note shall be dated the date of its authentication.

With respect to Notes that are not to be originally issued at one time, the Trustee may conclusively rely, as to the authorization by the Company of any of such Notes, on the forms and terms thereof and the legality, validity, binding effect and enforceability thereof, upon the Opinion of Counsel and the other documents delivered pursuant to this Section, as applicable, in connection with the first authentication of Notes.

Notwithstanding the foregoing, if any Note shall have been duly authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Note to the Trustee for cancellation as provided in Section 2.13 hereof together with a written statement stating that such Note has never been issued and sold by the Company, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

Section 2.03                 Notes in Global Form. Notes issued as a Global Note shall represent such of the outstanding Notes as shall be specified therein and may provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon or otherwise notated on the books and records of the Registrar and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the aggregate principal amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in such manner and upon instructions given by the Holder thereof.

Global Notes may be issued in either registered or bearer form and in either temporary or permanent form. Permanent Global Notes will be issued in definitive form.

The provisions of the last sentence of Section 2.02 hereof shall apply to any Note represented by a Global Note if such Note was never issued and sold by the Company, and the Company delivers to the Trustee the Note in global form together with written instructions with regard to the reduction in the principal amount of Notes represented thereby, together with the written statement contemplated by the last sentence of Section 2.02 hereof.

Notwithstanding the provisions of this Section 2.03 and Section 2.14 hereof, payment of principal of and any interest on any Global Note shall be made to the Person or Persons specified therein.

None of the Company, the Trustee, any Paying Agent or Registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.04                 Amount of Notes. On the Issue Date, the Trustee shall authenticate and deliver $1,200,000,000 aggregate principal amount of 7.500% Senior Secured Second Lien Notes due 2025 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in a Company Order. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of such Notes is to be authenticated. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

All Notes shall be substantially identical except as to the date from which interest shall accrue and except as may otherwise be provided in any indenture supplemental hereto.

If any of the terms of the Notes are established by action taken pursuant to a Board Resolution, a copy of any appropriate record of such action shall be certified by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate setting forth the terms of such Notes.

Section 2.05                 Registrar and Paying Agent. The Company shall maintain, with respect to the Notes, an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar of Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

Section 2.06                 Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all funds held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(d) and (e) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.07                 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders of Notes. If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.08                 Book-Entry Provisions for Global Securities.

(a)                Each Global Note constituting a Restricted Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as Note Custodian and (iii) bear legends as required by Section 2.08(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)               Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners (or the requesting Beneficial Owners in the case of clause (ii) immediately below) in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary or a Beneficial Owner in a Global Note to issue such certificated Notes.

(c)               In connection with the transfer of the entire Global Note to Beneficial Owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d)               The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)                Legends. The following legends shall appear on the face of all Global Notes and certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(1)                  Restricted Notes Legend. Unless and until the Company determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee and a letter of representation of the Company reasonably satisfactory to the Trustee to the effect that the following legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, each Global Note and each certificated Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF REGULATION D PROMULGATED UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF REGULATION D THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144.”

(2)                  Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.08(e)(vi) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.08(b) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)                  Each Global Note shall bear the Global Note Legend on the face thereof.

(4)                  Regulation S Global Note Legend. Each Note that is a Global Note issued pursuant to Regulation S, in addition to the foregoing, shall bear a legend in substantially the following form:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(5)                  Reserved.

(6)                 At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(f)           General Provisions Relating to Transfers and Exchanges.

(i)        To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and certificated Notes at the Registrar’s request.

(ii)        No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, Article V and 9.05 hereto).

(iii)      All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or certificated Notes surrendered upon such registration of transfer or exchange.

(iv)      The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v)       [Reserved].

(vi)      Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(vii)     The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.02. Except as provided in Section 2.08(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(viii)    Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(ix)      The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.09                 Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of a Company Order, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee and the Company, to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement. If required by the Company, such Holder shall reimburse the Company for its reasonable expenses in connection with such replacement Note.

Every replacement Note issued in accordance with this Section 2.09 shall be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.10                 Outstanding Notes. The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding. Except as set forth in Section 2.11 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.09 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, a Change of Control Payment Date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11                 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be disregarded and deemed not to be outstanding, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.

Section 2.12                 Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of Definitive Notes, the temporary Note will be exchangeable for Definitive Notes upon surrender of the temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture as permanent Notes.

Section 2.13                 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Company, the Company directs them to be returned to it.

Certification of the disposal of all canceled Notes shall be delivered to the Company from time to time upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14                 Payment of Interest; Defaulted Interest. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest.

If the Company defaults in a payment of interest on the Notes which is payable (“Defaulted Interest”), it shall pay the Defaulted Interest in any lawful manner plus, to the extent lawful, interest payable on the Defaulted Interest, to the Persons who are Holders on a subsequent Special Record Date, in each case at the rate provided in the Notes. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on such Notes and the date of the proposed payment. The Company shall fix or cause to be fixed each such Special Record Date and payment date, provided that no such Special Record Date shall be less than 10 days prior to the related payment date for such Defaulted Interest. At least 15 days before the Special Record Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders of Notes a notice that states the Special Record Date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.14 and Section 2.08 hereof, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.15                 CUSIP or ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or offers to purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Change of Control Offer and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.16                 Special Transfer Provisions. Unless and until the Restricted Notes Legend is no longer required pursuant to Section 2.08(e), the following provisions shall apply:

(a)          Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Note (other than pursuant to Regulation S):

(1)                The Registrar shall register the transfer of a Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit B hereto.

(2)                If the proposed transferee is an Agent Member and the Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (1) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b)          Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Restricted Note pursuant to Regulation S:

(1)                The Registrar shall register any proposed transfer of a Restricted Note pursuant to Regulation S by a Holder upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto from the proposed transferor.

(2)                If the proposed transferee is an Agent Member holding a beneficial interest in a QIB Global Note and the Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (1) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note.

(c)            Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Restricted Notes, the Registrar shall deliver only Restricted Notes that bear the Restricted Notes Legend unless the Restricted Notes Legend is no longer required by Section 2.08(e), or the Company determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee and a letter of representation of the Company reasonably satisfactory to the Trustee to the effect that neither such legend nor the related restrictions on transfer are required or appropriate in order to ensure that subsequent transfers of the Notes are effected in compliance with the Securities Act.

(d)            General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges receipt of a Restricted Note with restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture until such time as the Restricted Notes Legend is no longer required pursuant to Section 2.08(e) and such Holder exchanges such a Restricted Note for a Note that does not bear the Restricted Notes Legend. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act until such time as the Restricted Notes Legend is no longer required pursuant to Section 2.08(e) and such Holder exchanges such a Restricted Note for a Note that does not bear the Restricted Notes Legend; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

Section 2.17                 Additional Notes. The Company shall be entitled, from time to time, without notice to, or the consent of the Holders and subject to compliance with Section 4.08, to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, first interest payment date and issue price; provided that any Additional Notes will be secured by the Collateral equally and ratably with the Notes to the extent the Notes are secured; provided, further, that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP and ISIN number. The Initial Notes issued on the date hereof and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including directions, waivers, amendments, consents, redemptions and Change of Control Offers. No Additional Notes may be issued if an Event of Default has occurred.

With respect to any Additional Notes, the Company shall set forth in a Board Resolution and an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1)                the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)                the issue price, the Issue Date and the CUSIP and/or ISIN number of such Additional Notes; and

(3)                whether such Additional Notes shall be Restricted Notes.

Section 2.18                 Record Date. The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be determined as provided for in TIA §316(c).

Section 2.19                 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any Agent of the Company or the Trustee may treat the Person in whose name such Note is registered at the close of business on the Regular Record Date as the owner of such Note, for the purpose of receiving payment of principal of and (except as otherwise specified as contemplated by the first paragraph of Section 2.04 hereof and subject to Sections 2.07 and 2.13 hereof) interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and neither the Company, the Trustee nor any Agent of the Company or the Trustee shall be affected by notice to the contrary.

None of the Company, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Note in global form or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.20                 Computation of Interest. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Initial Notes will accrue from April 17, 2020.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01                 Notice to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least 10 days (or such shorter period as may be acceptable to the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

Section 3.02             Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee (subject to the Applicable Procedures of the Depositary) shall select the Notes to be redeemed or purchased among the Holders of the Notes on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate and the Depositary will then select beneficial interests in the Notes to be redeemed in accordance with Applicable Procedures of the Depositary.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000.

Section 3.03             Notice of Redemption. At least 10 days but not more than 60 days before a redemption date, the Company shall deliver or cause to be delivered, by first class mail, or, in the case of the Depositary with respect to any Global Note, sent electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1)              the redemption date;

(2)              the redemption price (or manner of calculation if not then known);

(3)              the name and address of the Paying Agent;

(4)              that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)              that interest on Notes called for redemption ceases to accrue on and after the redemption date;

(6)              the CUSIP number, if any, provided that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(7)              the conditions precedent, if any, to the redemption.

At the Company’s request, and upon receipt of an Officer’s Certificate complying with Section 12.04 hereof at least five days prior to the date notice is to be given (unless a shorter period shall be satisfactory to the Trustee), together with the notice to be given setting forth the information to be stated therein as provided in the preceding paragraph, the Trustee shall give the notice of redemption in the Company’s name and at its expense.

Notices of redemption may be subject to the satisfaction of one or more conditions precedent established by the Company in its sole discretion. If a redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in any notice of redemption that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another person.

Section 3.04             Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may be conditioned upon the satisfaction of conditions precedent set forth in such notice of redemption.

Section 3.05             Deposit of Redemption Price. At least one Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06             Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder, or transfer by book-entry at the expense of the Company, a new Note equal in principal amount to the unredeemed portion of the Note surrendered. No Notes of $2,000 or less can be redeemed in part.

Section 3.07             Optional Redemption.

(a)               Except as set forth in this Indenture, the Company will not be entitled to redeem the Notes, at the option of the Company, prior to April 15, 2022.

(b)              The Notes are subject to redemption, at the option of the Company, in whole at any time or in part from time to time, at any time on or after April 15, 2022, for cash, at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Redemption Price
2022	103.750%
2023	101.875%
2024 and thereafter	100.000%

(c)               Prior to April 15, 2022, the Company will be entitled, at the option of the Company, to redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to (i) 100.0% of the aggregate principal amount of the Notes to be redeemed plus (ii) as determined by the Quotation Agent, the excess, if any, of (x) the present value of the redemption price of the Notes on April 15, 2022 plus all remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of interest accrued on such Notes as of the date of redemption) through April 15, 2022, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points over (y) the principal amount of the Notes on the date of redemption, plus (iii) accrued and unpaid interest, if any, on the aggregate principal amount of the Notes being redeemed up to, but excluding, the date of redemption.

(d)               In addition, at any time, or from time to time, on or prior to April 15, 2022, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to an aggregate of 40.0% of the principal amount of the Notes at a redemption price equal to 107.500% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption; provided, however, that (1) at least 50.0% of the aggregate principal amount of the Notes issued on the Issue Date (excluding those Notes held by Holdings and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 180 days of the consummation of any such Equity Offering.

(e)               If Holders of not less than 90.0% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in any tender offer for the Notes and the Company, or any third party making such an offer in lieu of the Company, purchase all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the redemption date or purchase date if the notice is subject to one or more conditions precedent as described above), given not more than 60 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase on a date specified in such notice and at a price equal to the price paid to each other Holder in such tender offer (which shall exclude any early tender premium or similar premium), plus accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date or purchase date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Each Holder, by purchasing or holding any Notes, will be deemed to have consented to this provision.

(f)                The Trustee shall have no responsibility for any calculation or determination in respect of the establishment of the redemption price and shall be entitled to receive and rely conclusively upon an Officer’s Certificate that states the redemption price.

ARTICLE IV

COVENANTS

Section 4.01              Payment of Principal and Interest. The Company covenants and agrees for the benefit of the Holders of Notes that it will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in such Notes. Principal, premium, if any, and interest on any Notes will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02             Maintenance of Office or Agency. The Company covenants and agrees for the benefit of the Holders of Notes that it will maintain an office or agency (which may be an office of the Trustee for such Notes or an Affiliate of the Trustee, Registrar for such Notes or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of such Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee for such Notes of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.05.

Section 4.03              Reporting Requirements.

(a)                Whether or not required by the SEC, so long as any Notes are outstanding, Holdings will furnish to the Holders, or file electronically with the SEC through the SEC’s EDGAR System (or any successor system), within the time periods specified in the SEC’s rules and regulations:

(1)                all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Holdings were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; and

(2)                all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.

(b)                In addition, Holdings, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)                Notwithstanding anything to the contrary contained herein, in the event that Holdings is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the financial information furnished by Holdings will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC.

(d)                Delivery of such reports, information and documents to the Trustee or the Collateral Agent is for informational purposes only and the Trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04             Compliance Certificate. The Company will deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default will have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Section 4.05             Taxes. The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06             Stay, Extension and Usury Laws. Each of Holdings and the Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of Holdings and the Company (to the extent that it may lawfully do so), as applicable, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee for such Notes, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07             Corporate Existence. Subject to Articles V hereof, Holdings and the Company will do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)        its corporate existence, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or the Company; and

(b)       the rights (charter and statutory), licenses and franchises of Holdings and the Company.

Section 4.08              Limitation on Liens.

(a)               Holdings will not, and will not permit any Subsidiary to create, incur, assume, or permit to exist any mortgage, security interest, pledge, lien or other encumbrance (“Liens”) upon any Property now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless, in each case:

(1)               in the case of Liens on any Collateral, such Lien is a Permitted Lien; and

(2)               in the case of any Lien on any Property that is not Collateral, (i) the Notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured, with (or on a senior basis to, in the case such Lien secures any subordinated indebtedness) the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien or (ii) such Lien is a Permitted Lien.

(b)              With respect to any Lien securing indebtedness that was permitted to secure such indebtedness at the time of the incurrence of such indebtedness, such Lien shall also be permitted to secure any Increased Amount of such indebtedness.

(c)                For the purposes of determining compliance with, and the outstanding principal amount of indebtedness secured by a Lien for purposes of, this Section 4.08, in the event that such Lien meets the criteria of more than one type of Permitted Lien, the Company, in its sole discretion, will classify, and may from time to time reclassify, such Lien and only be required to include the amount and type of indebtedness secured by such Lien in one or a combination of Permitted Liens.

(d)                With respect to any security provided pursuant to the equal and ratable requirement described in Section 4.08(a)(2) above, this covenant requires only equal and ratable treatment in the application of proceeds of such collateral and does not require that the Trustee have any ability to control such collateral or the enforcement of remedies.

Section 4.09             Limitation on Sale and Leasebacks. Holdings will not, and will not permit any Subsidiary to, enter into any sale and leaseback transaction with respect to any Property other than any such transaction involving a lease for a term of not more than three years or any lease between Holdings and a Subsidiary or between Subsidiaries, unless either:

(a)        Holdings or such Subsidiary would be entitled to incur debt for money borrowed secured by a Lien on such Property at least equal in amount to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the Notes; or

(b)        Holdings or a Subsidiary will apply an amount in cash equal to the greater of the net proceeds of such sale and the Attributable Debt with respect to such sale and leaseback transaction to:

(1)        the retirement of senior indebtedness that matures more than twelve months after the creation of such senior indebtedness; or

(2)        the acquisition, construction, development or improvement of properties, facilities or equipment that are, or upon such acquisition, construction, development or improvement will be, or will be a part of, a Property.

Section 4.10              Purchase of Notes Upon a Change of Control Triggering Event.

(a)                If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in full pursuant to Section 3.07, Holders of Notes will have the right to require the Company to repurchase all or a portion of such Holders’ Notes pursuant to the offer described in Section 4.10(b) below (such offer, the “Change of Control Offer”). In the Change of Control Offer, the Company will offer payment, in cash, equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased up to but excluding the date of repurchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)                Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of such pending Change of Control, the Company will be required to send, by first class mail, a notice to Holders of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 10 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, may state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have their Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c)                The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(d)                If Holders of not less than 90.0% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making such an offer in lieu of the Company, purchase all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the redemption date or purchase date if the notice is subject to one or more conditions precedent), given not more than 60 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase on a date specified in such notice and at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased up to, but excluding, the redemption date or purchase date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(e)                The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the provisions in this Indenture governing the Change of Control Offer by virtue of any such conflict.

Section 4.11             Future Guarantees. If, after the Issue Date, (a) any Domestic Subsidiary of Holdings (other than the Company or any Subsidiary that is an “Excluded Subsidiary” under the 2018 Credit Agreement) that is not then a Guarantor guarantees any indebtedness of Holdings or any Domestic Subsidiary incurred pursuant to the 2018 Credit Agreement or the 2026 Notes or guarantees any other indebtedness under any Credit Facility of Holdings or any Domestic Subsidiary with an aggregate principal amount in excess of $100.0 million or (b) Holdings otherwise elects to have any Subsidiary become a Guarantor, then, in each such case, Holdings shall cause such Subsidiary to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Subsidiary shall become a Guarantor under this Indenture and shall provide a Guarantee by such Subsidiary, on substantially the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors, or if Holdings has elected to have such Subsidiary provide such Guarantee, on such terms as may be determined by Holdings, and execute and deliver to the Trustee joinders to the Collateral Documents or new Collateral Documents together with any other filings and agreements required by the Collateral Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary; provided that, in the case of clause (a), such supplemental indenture, joinders to the Collateral Documents or new Collateral Documents together with any other such filings and agreements shall be executed and delivered to the Trustee reasonably promptly following the date that such Subsidiary becomes a guarantor under the 2018 Credit Agreement, the 2026 Notes or such other applicable indebtedness.

Section 4.12             Suspension of Covenants.

(a)                During any period of time that (x) the Company’s Credit Rating is Investment Grade, or after S&P and Moody’s have each confirmed in writing that the Company’s Credit Rating will be Investment Grade after giving effect to the release of the Collateral in accordance with the terms of the Collateral Documents, and (y) no Default has occurred and is continuing (the occurrence of the events described in the foregoing clause (x) and this clause (y) being collectively referred to as a “Suspension Event”) Holdings and its Subsidiaries shall not be subject to Section 4.11 of this Indenture (the “Suspended Covenant”).

(b)                In the event that Holdings and its Subsidiaries are not subject to the Suspended Covenant for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw the Company’s Investment Grade Credit Rating or downgrade the Company’s Credit Rating below Investment Grade, then Holdings and its Subsidiaries shall thereafter again be subject to the Suspended Covenant with respect to future events.

(c)                The period of time between the occurrence of a Suspension Event and the Reversion Date is referred to in this Indenture as the “Suspension Period.”

(d)                Upon the Reversion Date, the obligation to grant Guarantees pursuant to Section 4.11 shall be reinstated (and the Reversion Date shall be deemed to be the date on which any guaranteed indebtedness was incurred for purposes of Section 4.11).

(e)                During the Suspension Period, the Note Guarantee of any Guarantor shall be released from all obligations under its Guarantee pursuant to Section 11.05(b). Any Guarantees that were released pursuant to Section 11.05(b) shall be required to be reinstated reasonably promptly to the extent such Note Guarantees would otherwise be required to be provided hereunder.

(f)                 Notwithstanding that the Suspended Covenant may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of any failure to comply with the Suspended Covenant during any Suspension Period and Holdings and any Subsidiary shall be permitted, following a Reversion Date, without causing a Default or Event of Default or breach of the Suspended Covenant (notwithstanding the reinstatement thereof), to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

(g)                The Company shall give the Trustee prompt written notice of any Suspension Event. In the absence of such notice the Trustee shall assume and be fully protected in so assuming the Suspended Covenant applies and is in full force and effect. The Company shall give the Trustee prompt written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date the Trustee shall assume the Suspended Covenant applies and is in full force and effect. For the avoidance of doubt, the Trustee shall have no obligation to discover or verify the existence or termination of any Suspension Event or Reversion Date.

Section 4.13                 Post-Closing Real Estate Actions. The Company shall, and shall cause each of their applicable Guarantors to, deliver to the Trustee and the Collateral Agent within 90 days of the Issue Date, or as soon as practical thereafter using commercially reasonable efforts, the following with respect to all Real Property owned or leased by the Company or any Guarantor as of the Issue Date required to be subject to a Mortgage under the 2018 Credit Agreement:

(a)                a fully executed and notarized Mortgage encumbering the fee or leasehold interest of the Company or applicable Guarantor in such Real Property, provided that if such Real Property is a leasehold, then the inability of the Company or applicable Guarantor to deliver a Mortgage with respect to such Real Property following the use of commercially reasonable efforts to do so, shall not be deemed a failure to satisfy this Section 4.13;

(b)                if requested by the Collateral Agent, but only to the extent provided to the Credit Agreement Agent, either: (i) maps or plats of an as-built survey of the sites of such Mortgaged Property certified to each of the Collateral Agent and the title insurance company issuing the title insurance policies referred to in clause (c); or (ii) if acceptable to such title insurance company, so-called ZipMaps certified to each of the Collateral Agent and such title insurance company, in each case in substantially same the same form as those provided to the Credit Agreement Agent and otherwise in form and substance reasonably acceptable to such title insurance company;

(c)                except to the extent not required to be provided to the Credit Agreement Agent, ALTA mortgagee title insurance policies, with respect to such Mortgaged Property, assuring the Collateral Agent that the Mortgage covering such Mortgaged Property creates a valid and enforceable, second priority mortgage lien on such Real Property, free and clear of all Liens except Permitted Liens, which title insurance policies shall include such endorsements as were provided to the Credit Agreement Agent and otherwise in substantially the same form as the title policies issued to the Credit Agreement Agent;

(d)                customary legal opinions of local counsel to the Company granting the Mortgage on such Mortgaged Property in the jurisdiction where such Mortgaged Property is located, addressed to the Collateral Agent, in form and substance substantially similar to those provided to the Credit Agreement Agent;

(e)                with respect to any Mortgaged Property leased by the Company or applicable Guarantor as of the Issue Date: (i) such estoppel letters, consents and waivers from the landlords of such Mortgaged Property as may be obtained by the Company after using, and causing their Subsidiaries to use, commercially reasonable efforts, which estoppel letters, to the extent obtained, shall be in form and substance substantially similar to those provided to the Credit Agreement Agent, and only required to the extent provided to the Credit Agreement Agent; and (ii) to the extent permitted by the applicable lease (after using commercially reasonable efforts as required by this Indenture), evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease, has been, or will be, recorded in all places as was recorded in connection with the 2018 Credit Agreement so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable, second priority Lien (subject to Permitted Liens) on such leasehold interest in favor of the Collateral Agent for the benefit of the Notes Secured Parties; and

(f)                 with respect to each Mortgage Property, evidence that all filing fees and all Taxes due and payable in connection with such Mortgage have been paid in full.

Section 4.14                 Additional Collateral.

(a)                With respect to any Real Property (other than Excluded Property) acquired in fee by the Company or any Guarantor after the Issue Date, within sixty (60) days of the acquisition thereof (or such later date as required under the 2018 Credit Agreement with respect to such Real Property), and except to the extent otherwise agreed by the Credit Agreement Agent, the Company or applicable Guarantor shall cause such Real Property to be subject, at all times, to second priority, title insured Liens in favor of the Collateral Agent to secure the Secured Obligations pursuant to the Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, deliver to the Collateral Agent a Mortgage and such other real property security documents set forth in Section 4.13 hereto as delivered to the Credit Agreement Agent.

(b)                With respect to any Real Property (other than Excluded Property) leased by the Company or applicable Guarantor after the Issue Date, within sixty (60) days of the leases thereof (or such later date as required under the 2018 Credit Agreement with respect to such Real Property), and except to the extent otherwise agreed by the Credit Agreement Agent, the Company or applicable Guarantor shall cause such Real Property to be subject, at all times, to second priority, title insured Liens in favor of the Collateral Agent to secure the Secured Obligations pursuant to the Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, deliver to the Collateral Agent such other real property security documents set forth in Section 4.13 hereto as delivered to the Credit Agreement Agent; provided, however, that the inability of the Company or applicable Guarantor to deliver a Mortgage with respect to such Mortgaged Property with respect to which the related Real Property is a leasehold following the use of commercially reasonable efforts to do so shall not be deemed to be a failure to satisfy this Section 4.14(b).

This Section 4.14 shall cease to be in effect upon the release of the Liens on the Collateral securing the Notes in whole in accordance with Section 13.02 hereof.

ARTICLE V

SUCCESSORS

Section 5.01             Merger, Consolidation, or Sale of Assets. Neither the Company nor Holdings shall consolidate or merge with or into, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

(a)       (1) The Company or Holdings is the surviving entity, as applicable, or (2) the successor entity, if other than the Company or Holdings, is a U.S. corporation, partnership, limited liability company or trust and assumes by supplemental indenture all of the Company’s or Holdings’ obligations, as applicable, under the Notes or the Notes Guarantees, respectively, and this Indenture;

(b)       immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing;

(c)       as a result of any consolidation, merger, sale or lease, conveyance or transfer or other disposition described in this Section 5.01, properties or assets of the Company or any Restricted Subsidiary would become subject to any Lien that would not be permitted by Section 4.08 without equally and ratably securing the Notes, the Company or Holdings or such successor entity, as the case may be, will take the steps as are necessary to secure effectively the Notes equally and ratably with, or prior to, all debt for borrowed money secured by those Liens as described above, such Lien securing the Notes to be effective only for so long as such properties or assets shall remain subject to such additional Lien; and

(d)       the Company or the surviving entity shall have delivered to the Trustee (x) an Officer’s Certificate stating that the conditions in (a), (b) and (c) above have been complied with and any other conditions precedent in this Indenture relating to such transaction have been satisfied and (y) an Opinion of Counsel stating that the conditions in (a) above have been satisfied and any other conditions precedent in this Indenture relating to such transaction have been satisfied.

Section 5.02              Successor Corporation Substituted. Upon any merger or consolidation, or any sale, conveyance, transfer or other disposition of all or substantially all of the properties or assets of Holdings or the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person into which Holdings or the Company, as applicable, is merged or formed by such consolidation or to which such sale, conveyance, transfer or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such merger, consolidation, sale, conveyance, transfer or other disposition, the provisions of this Indenture referring to “Holdings” or the “Company”, as applicable, shall refer instead to the successor Person and not to Holdings or the Company, as applicable), and may exercise every right and power of Holdings or the Company, as applicable, under this Indenture, the Collateral Documents and the Intercreditor Agreement, with the same effect as if such successor Person had been named as Holdings or the Company, as applicable, herein or therein, and Holdings or the Company, as applicable, will be released from its obligations under the Notes or the Note Guarantees, as applicable, and such agreements; provided, however, that, in the case of a lease of all of the assets of Holdings or the Company, as applicable, the predecessor shall not be relieved from its obligations under the Notes or the Note Guarantees, as applicable.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01                 Events of Default. “Event of Default,” wherever used herein with respect to Notes, means any one of the following events:

(a)       default in any payment of interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)       default in payment when due of the principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, by declaration or redemption or otherwise;

(c)       default in the performance or breach of any covenant or warranty of the Company or Holdings in this Indenture or in the Notes, which default continues uncured for a period of 90 days after (i) the Company receives written notice from the Trustee or (ii) the Company and the Trustee receive written notice from Holders of not less than 30.0% in aggregate principal amount of outstanding Notes; provided that a notice of default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of default;

(d)       the Company or any Guarantor commences a voluntary case under applicable bankruptcy, insolvency or other similar law; consents to the entry of an order for relief against it in an involuntary bankruptcy case; applies for or consents to the appointment of any custodian, receiver, trustee, sequestrator, conservator, liquidator, rehabilitator or similar officer of it or for all or substantially all of its property and assets; makes a general assignment for the benefit of its creditors; or generally is unable to pay its debts as they become due;

(e)       an involuntary case or other proceeding is commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company under the federal bankruptcy laws as now or hereafter in effect;

(f)       the Note Guarantees cease to be in full force and effect in all material respects or is declared null and void in a judicial proceeding or either Guarantor denies or disaffirms its obligations under its Note Guarantees (except, in any case, as contemplated by the terms of this Indenture) and such default continues for 30 days after notice that any Guarantor denies or disavows its obligations under the Note Guarantees;

(g)       default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Holdings or any of its Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Subsidiaries), whether such indebtedness or guarantee now exists, or is created after the date of the offering memorandum relating to the Initial Notes, if that default (i) is caused by a failure to pay principal on such indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such indebtedness) (a “Payment Default”) or (ii) results in the acceleration of such indebtedness prior to its express maturity (an “Acceleration Event”) and (A) in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or an Acceleration Event, aggregates $100.0 million or more and (B) in the case of a Payment Default, such indebtedness is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after there has been given, by registered or certified mail, to Trustee by the Holders of at least 30.0% in principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(h)       (a) any of the Collateral Documents shall cease for any reason to be in full force and effect (other than in accordance with its terms or the terms of this Indenture), or the Company shall so assert in writing, or (b) the Lien created by any of the Collateral Documents, shall cease to be perfected and enforceable in accordance with its terms with respect to any material portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted by this Indenture or by any of the Collateral Documents), and such failure of such Lien to be perfected and enforceable shall have continued unremedied for a period of 20 business days.

Section 6.02             Acceleration. If an Event of Default (other than an Event of Default referred to in Section 6.01(d) or (e)) occurs and is continuing with respect to the Notes then in every such case the Trustee or the Holders of at least 30.0% in aggregate principal amount of all of the outstanding Notes may declare the principal amount of and accrued and unpaid interest, if any, on the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 6.01(d) or (e) shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration has been made with respect to the Notes, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration or acceleration and its consequences with respect to the Notes if (i) the rescission and annulment would not conflict with any judgment or decree already rendered, (ii) if all existing Events of Default with respect to the Notes (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee hereunder and the reasonable compensation expenses and disbursements of the Trustee and its agents and counsel have been paid and (iii) if the Company has paid or deposited with the Trustee a sum sufficient to pay (a) any overdue interest on the Notes, (b) the principal amount of the Notes (except the principal, interest or premium that has become due solely because of the acceleration) and (c) to the extent lawful and applicable, interest on overdue installments of interest at the rate specified in the Notes.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6.03             Other Remedies. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on such Notes or to enforce the performance of any provision of such Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04             Waiver of Past Defaults. Prior to the acceleration of the maturity of the Notes as provided in Section 6.02, the Holders of a majority in aggregate principal amount of the Notes affected thereby then outstanding by notice to the Trustee may on behalf of the Holders of the Notes waive any existing Default or Event of Default and its consequences under this Indenture with respect to the Notes except (i) a continuing Default or Event of Default in the payment of premium or interest on, or the principal of, the Notes (including in connection with an offer to purchase) or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected thereby. Upon any such waiver, such Default or Event of Default shall cease to exist with respect to the Notes, and any Event of Default with respect to the Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05             Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may in writing direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to Section 7.02(f). However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether any such directions are unduly prejudicial to such Holders) or that may involve the Trustee in personal liability. The Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.06             Limitation on Suits. A Holder of Notes may pursue a remedy with respect to this Indenture or such Notes only if:

(a)       the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)       the Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)       such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)       the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security or indemnity; and

(e)       during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of Notes may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder of Notes.

Section 6.07             Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on such Note, on or after the respective due dates expressed in such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08             Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) hereof with respect to Notes occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, such Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09             Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10             Priorities. Subject to the Intercreditor Agreement and the Collateral Documents, if the Trustee collects any money or property with respect to the Notes pursuant to this Article VI, or, after an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture, it shall pay out the money or property in the following order:

First: to the Trustee (including any predecessor trustee), its agents and attorneys for amounts due under Section 7.07 hereof applicable to the Notes, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11             Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders or group of Holders of more than 10.0% in principal amount of the then outstanding Notes.

Section 6.12             Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee, and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 6.13            Waiver of Stay, Extension or Usury Laws. The Company covenants, to the extent that it may lawfully do so, that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest (including additional interest, if any) on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture. The Company hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as if no such law had been enacted.

ARTICLE VII

TRUSTEE

Section 7.01             Duties of Trustee.

(a)                If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                Except during the continuance of an Event of Default, the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(c)                Except during the continuance of an Event of Default, in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated thereon).

(d)                The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that: this paragraph does not limit the effect of paragraph (b) of this Section 7.01; the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof; and no provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense.

(e)                Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f)                 The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder. The permissive rights or powers of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

Section 7.02              Rights of Trustee.

(a)                Subject to the provisions of Section 7.01, the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document.

(b)                Before the Trustee acts or refrains from acting or as specifically called for in this Indenture, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)                The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company. Any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(f)                 The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)                In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h)                In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)                 The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)                 The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such Default or Event of Default from the Company or by the Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k)                The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l)                 The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, or other paper or document, or inquire as to the performance by the Company or Holdings of any of their covenants in this Indenture, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it will be entitled to examine the books, records, and premises of the Company or Holdings, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(m)               In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) related to this Indenture, the Company agrees (i) to provide to the Trustee sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) as the Trustee may reasonably request so the Trustee can determine whether it has tax related obligations under Applicable Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability, and (iii) to indemnify and hold harmless the Trustee for any losses it may suffer due to the actions it takes in good faith to comply with such Applicable Law. The terms of this section shall survive the termination of this Indenture.

Section 7.03              Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04             Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by any Notes. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

Section 7.05             Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice from Holders of the Notes if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06             Reports by Trustee to Holders of the Notes.

(a)                Within 60 days after each April 15 beginning with the April 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b)                A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07             Compensation and Indemnity.

(a)                The Company and Holdings will pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the Trustee, the Company and Holdings may agree from time to time in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company and Holdings will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)                The Company and Holdings, jointly and severally, will indemnify the Trustee (including any predecessor Trustee), its officers, directors, employees, representatives and agents from and against any and all losses, liabilities, damages, claims or expenses, including fees and expenses of counsel incurred by it arising out of or in connection with this Indenture, the Notes, the acceptance or administration of the trusts or its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company or Holdings (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, Holdings, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or Holdings of its obligations hereunder. The Company and Holdings will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company and Holdings will pay the reasonable fees and expenses of such counsel. The Company and Holdings need not pay for any settlement made without their consent, which consent will not be unreasonably withheld.

(c)                The obligations of the Company and Holdings under this Section 7.07 will survive the resignation or removal of the Trustee, the termination for any reason of this Indenture, and the satisfaction and discharge of this Indenture and the Notes.

(d)                To secure the Company’s and Holdings’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money and properly held or collected by the Trustee. Such Lien will survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.

(e)                When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(d) or (e) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

(f)                 The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

(g)                “Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed to act hereunder; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08              Replacement of Trustee.

(a)                A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)                The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company with 30 days prior notice.

(c)                The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company with 30 days prior notice in writing.

(d)                The Company may remove the Trustee with 30 days prior written notice if: the Trustee fails to comply with Section 7.10 hereof; the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Debtor Relief Law; a custodian or public officer takes charge of the Trustee or its property; or the Trustee becomes incapable of acting.

(e)                If the Trustee has been removed by the Holders, Holders of a majority in aggregate principal amount outstanding of Notes may appoint a successor Trustee with the consent of the Company. Otherwise, if the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10.0% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

(f)                 If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(g)                A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all properly held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09                 Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

Section 7.10                 Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11                 Preferential Collection of Claims Against Company. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01                 Option to Effect Legal Defeasance or Covenant Defeasance. The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02                 Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Guarantors will, subject to the satisfaction of the applicable conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)      the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b)      the Company’s obligations with respect to such Notes under Article II and Sections 4.01 and 4.02 hereof;

(c)      the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(d)      this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03                 Covenant Defeasance. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors will, subject to the satisfaction of the applicable conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.08, 4.09, 4.10 and Article V in each case, with respect to the outstanding Notes on and after the date the applicable conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders of such Notes (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the applicable conditions set forth in Section 8.04 hereof, the failure to comply with any such covenant shall not constitute an Event of Default pursuant to Section 6.01(c).

Section 8.04                 Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof with respect to Notes:

(a)      the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of such Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment, in the written opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b)      in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)      in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)      no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(e)      such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)      the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(g)      the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05                 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06                 Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, the Notes and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall, subject to applicable abandoned property law, be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07                 Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and Holdings’ obligations under this Indenture and the Notes and related Note Guarantee will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, the Notes following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                 Without Consent of Holders of Notes. Notwithstanding Section 9.02 of this Indenture, the Company, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement, or enter into any additional or supplemental Collateral Documents without the consent of any Holder of Notes affected by the modification or amendments in order to:

(a)      cure any ambiguity, omission, defect or inconsistency;

(b)      conform the text of this Indenture, including any supplemental indenture, the Notes, the Collateral Documents or the Intercreditor Agreement to any corresponding provision of the “Description of the Notes” contained in the offering memorandum relating to the Initial Notes;

(c)      provide for the issuance of Additional Notes;

(d)      provide for the assumption of the Company’s or any Guarantor’s obligations in the case of either a merger or consolidation and to evidence the assumption of obligations under this Indenture or the Guarantee;

(e)      provide for the Company’s or any Guarantor’s discharge upon such assumption provided that Article V hereof is complied with;

(f)      add covenants or make any change that would provide any additional rights or benefits to the Holders of the Notes;

(g)      add guarantees or collateral with respect to the Notes and terms under which such guarantees or collateral will be released or discharged, release or discharge any such guarantee or collateral in accordance with the terms under which such guarantee or collateral was provided or release any Guarantor or collateral in accordance with the terms of this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable;

(h)      provide for uncertificated Notes in addition to or in place of certificated Notes;

(i)      effect such amendments and modifications to the extent necessary to reflect the incurrence of any Additional First Lien Obligations or Additional Second Lien Obligations permitted under this Indenture and the Collateral Documents;

(j)      add or appoint a successor or separate trustee or Collateral Agent or provide for the accession by the Trustee to any Collateral Document;

(k)      enter into any other amendments, modifications, waivers or supplements to the Collateral Documents or the Intercreditor Agreement permitted to be entered into without (or not requiring) the consent of the Holders pursuant to the terms thereof;

(l)      enter into any Acceptable Intercreditor Agreement and any amendment, modification, waiver or supplement thereto permitted to be entered into without (or not requiring) the consent of the Holders pursuant to the terms thereof;

(m)      obtain or maintain the qualification of this Indenture under the TIA; or

(n)       make any other change that does not adversely affect the rights of any Holder of Notes.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 7.02 hereof, the Trustee and the Collateral Agent will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Collateral Agent will be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement or otherwise.

Section 9.02                 With Consent of Holders of Notes. The Company, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement, or enter into any additional or supplemental Collateral Documents with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes affected thereby (including consents obtained in connection with a tender offer or exchange offer for the Notes), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement, or of modifying in any manner the rights of the Holders of Notes; provided that without the consent of at least two-thirds in aggregate principal amount of Notes then outstanding, an amendment, modification or waiver may not effect a release of all or substantially all of the Collateral from the Liens securing the Notes, except in accordance with the terms of this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable. Except as otherwise provided herein, the Holders of at least a majority in aggregate principal amount of the outstanding Notes affected thereby, by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Notes) may waive compliance by the Company with any provision of this Indenture or the Notes.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed supplemental indenture, amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, or amendment or supplement to the Collateral Documents or the Intercreditor Agreement, and upon the filing with the Trustee and the Collateral Agent of evidence satisfactory to the Trustee and the Collateral Agent of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 7.02 hereof, the Trustee and the Collateral Agent will join with the Company in the execution of such amended or supplemental indenture, or amendment or supplement to the Collateral Documents or the Intercreditor Agreement, unless such amended or supplemental indenture or amendment or supplement to the Collateral Documents or the Intercreditor Agreement directly affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture, the Collateral Documents or the Intercreditor Agreement or otherwise, in which case the Trustee or the Collateral Agent may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture or such or amendment or supplement to the Collateral Documents or the Intercreditor Agreement.

After a supplemental indenture or waiver or amendment or supplement to the Collateral Documents or the Intercreditor Agreement under this section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the supplemental indenture or waiver or such or amendment or supplement to the Collateral Documents or the Intercreditor Agreement. Any failure by the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder affected thereby:

(a)      reduce the principal amount, any premium or change the Stated Maturity of the Notes or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes;

(b)      change the place of payment or currency in which principal, any premium or interest is paid;

(c)      impair the right to institute suit for the enforcement of any payment on the Notes;

(d)      reduce the interest rate or extend the time for payment of interest on the Notes; or

(e)      make any change to this Article IX.

Section 9.03

[Reserved].

Section 9.04                 Revocation and Effect of Consents. Until an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05                 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment or waiver on the Notes thereafter authenticated. The Company in exchange for Notes may issue and the Trustee shall authenticate upon request new Notes that reflect the amendment or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment or waiver.

Section 9.06                 Trustee and Collateral Agent to Sign Amendments, etc. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, or any amendments or supplements to the Collateral Documents or the Intercreditor Agreement, the Trustee and the Collateral Agent shall be entitled to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture or such amendment or supplement to the Collateral Documents or the Intercreditor Agreement, is authorized or permitted by this Indenture, and an Opinion of Counsel stating that it will be the legal, valid and binding upon the Company in accordance with its terms, subject to customary exceptions. The Trustee and the Collateral Agent, as applicable, shall sign all supplemental indentures and amendments or supplements to the Collateral Documents or the Intercreditor Agreement, except that neither the Trustee nor the Collateral Agent need not sign any supplemental indenture or any amendments or supplements to the Collateral Documents or the Intercreditor Agreement that adversely affects its rights.

ARTICLE X

SATISFACTION AND DISCHARGE

Section 10.01             Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to the Notes issued hereunder, when:

(a)      either:

(1)      the Company delivers to the Trustee all outstanding Notes issued under this Indenture (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

(2)      all Notes outstanding under this Indenture and not previously delivered to the Trustee for cancellation have become due and payable, whether at maturity or as a result of the mailing or sending of a notice of redemption or will become due and payable within one year (including as result of the mailing or sending of a notice of redemption), and the Company irrevocably deposits with the Trustee as funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, sufficient, in the written opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment, to pay at maturity or upon redemption all Notes outstanding under this Indenture and not previously delivered to the Trustee for cancellation, including interest thereon to the date of maturity or redemption, as applicable;

(b)      no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or Holdings, as applicable, is a party or by which the Company or Holdings, as applicable, is bound;

(c)      the Company or Holdings of has paid or caused to be paid all sums payable by it under this Indenture with respect to such Notes; and

(d)      the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 10.01, the provisions of Sections 10.02 and 8.06 hereof will survive. In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture. After the conditions to discharge contained in this Article X have been satisfied, and the Company has paid or caused to be paid all other sums payable hereunder by the Company, and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been complied with, the Trustee upon Company request shall acknowledge in writing the discharge of the obligations of the Company (except for those surviving obligations specified in this Section 10.01 and the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith).

Section 10.02             Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes with respect to which such deposit was made and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and Holdings’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, the Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of the Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XI

NOTE GUARANTEES

Section 11.01              Note Guarantees.

(a)                Each Guarantor hereby, jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of the Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b)                Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)                Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)                If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e)                Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 6.02, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

Section 11.02              Execution and Delivery of Note Guarantees. To evidence its Note Guarantee set forth in Section 11.01, each Guarantor agrees that this Indenture shall be signed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director or another authorized Person) on behalf of such Guarantor by manual or facsimile signature. In case the Officer, board member or director of such Guarantor who shall have signed this Indenture shall cease to be such Officer, board member or director before the Note shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed this Indenture had not ceased to be such Officer, board member or director.

Each Guarantor agrees that except as otherwise provided in this Indenture its Note Guarantee set forth in Section 11.01 shall remain in full force and effect and shall apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantors.

The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.

Section 11.03              Severability. In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.04              Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

Section 11.05              Releases of Guarantors. Each Guarantor shall be deemed automatically and unconditionally released and discharged from any obligations under its Guarantee of the Notes in support thereof, as evidenced by a supplemental indenture executed by the Company, the applicable Guarantors and the Trustee, without any further action on the part of the Trustee or any Holder of Notes:

(a)                in the event that such Guarantor shall no longer guarantee the 2018 Credit Agreement and the 2026 Notes;

(b)                upon the occurrence of the first date when the Company’s Credit Rating is Investment Grade, or S&P and Moody’s have each confirmed in writing that the Company’s Credit Rating will be Investment Grade after giving effect to the release of the Collateral in accordance with the terms of the Collateral Documents;

(c)                upon the sale or other disposition (including by way of merger or consolidation) of all of the capital stock of such Guarantor to a Person that is not the Company or Holdings; provided such sale or disposition is (i) not prohibited by this Indenture or (ii) pursuant to any exercise of any secured creditor remedies by the First Lien Designated Agent in respect of any First Lien Obligations but only to the extent that the First Lien Secured Parties release their guarantees in respect of the First Lien Obligations of such Guarantor;

(d)                upon the sale or disposition of all or substantially all the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not the Company or Holdings; provided such sale or disposition is not prohibited by this Indenture;

(e)                upon the liquidation or dissolution of such Guarantor;

(f)                 upon Legal Defeasance or Covenant Defeasance with respect to the Notes pursuant to Article VIII or satisfaction and discharge of this Indenture with respect to the Notes; or

(g)                upon receipt of the consent of Holders of the requisite percentage of Notes in accordance with Section 9.01.

Section 11.06              Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 11.07              Future Guarantors. Each Person that is required to become a Guarantor after the Issue Date pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

ARTICLE XII

MISCELLANEOUS

Section 12.01

[Reserved].

Section 12.02              Notices. Any notice or communication by the Company, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Guarantor:

Spirit AeroSystems, Inc.
Attention: Rhonda Harkins, Treasurer
3801 South Oliver
Wichita, KS 67210
Facsimile No.: (316) 529-4539

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile: (212) 558-3588
Attention: Robert W. Downes

If to the Trustee or the Collateral Agent:

The Bank of New York Mellon Trust Company, N.A.
Attention: Corporate Trust Administration - Corporate Finance Unit
2 North LaSalle Street, Suite 700
Chicago, Illinois 60602
Facsimile No.: (312) 827-8542

The Company, the Guarantors, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. Notwithstanding any other provision of this Indenture or any Global Note, where this Indenture or any Global Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the Applicable Procedures, including by electronic mail in accordance with the standing instructions from the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

The Trustee and the Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee or the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Agent, as applicable, in its discretion elects to act upon such instructions, the Trustee’s or the Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s, as applicable, reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 12.03              Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04              Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or the Collateral Agent to take any action under this Indenture, the Company shall furnish to the Trustee and/or the Collateral Agent (except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished):

(a)      an Officer’s Certificate stating that, in the opinion of the signers (who may rely upon an Opinion of Counsel as to matters of law), all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)      an Opinion of Counsel stating that, in the opinion of such counsel (who may rely upon an Officer’s Certificate as to matters of fact), all such conditions precedent and covenants have been complied with.

Section 12.05             Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)      a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)      a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)      a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)      a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06              Rules by Trustee and Agents. Holders may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07              Calculation of Foreign Currency Amounts. The calculation of the U.S. dollar equivalent amount for any amount denominated in a Foreign Currency shall be the noon buying rate in the City of New York as certified by the Federal Reserve Bank of New York on the date on which such determination is required to be made or, if such day is not a day on which such rate is published, the rate most recently published prior to such day.

Section 12.08              No Personal Liability of Directors, Officers, Employees and Shareholders. No past, present or future director, Officer, employee, incorporator, affiliate or shareholder of the Company or Holdings, as such, will have any liability for any obligations of the Company under the Notes or the Guarantor under the Note Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.09              Governing Law; Submission to Jurisdiction. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, AND THE NOTES GUARANTEES, IF ANY, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each of the parties hereto agrees that any legal action or proceeding with respect to or arising out of this Indenture may be brought in or removed to the courts of the State of New York or of the United States of America, in each case located in the borough of Manhattan, the City of New York. By execution and delivery of this Indenture, each of the parties hereto accepts, for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of any party to bring legal action or proceedings in any other competent jurisdiction. Each of the parties hereto hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Indenture brought before the foregoing courts on the basis of forum non-conveniens.

Section 12.10              No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11              Successors. All agreements of the Company and the Guarantors in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 12.12             Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.13              Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.14              Table of Contents, Headings, etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.15              Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.16              Patriot Act Compliance. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account, which information includes the name, address, tax identification number and formation documents and other information that will allow Trustee to identify the person or legal entity in accordance with the USA Patriot Act. The parties to this Agreement agree that they will provide the Trustee with such information in order for the Trustee to satisfy the requirements of the USA Patriot Act.

ARTICLE XIII

SECURITY

Section 13.01              Grant of Security Interest.

(a)                Until the release of the Liens on the Collateral securing the Notes in whole in accordance with Section 13.02, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law) on the Notes and the performance of all other obligations of the Company and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Collateral Documents, the Guarantees and the Notes shall be secured by Liens as provided in the Collateral Documents which the Company, Guarantors and Collateral Agent, as the case may be, shall enter into substantially concurrently with the execution of this Indenture and shall be secured by all the Collateral Documents hereafter delivered as required or permitted by this Indenture and the Collateral Documents.

(b)                Each Holder, by its acceptance of the Notes, consents and agrees to the terms of each of the Collateral Documents and the Intercreditor Agreement, as the same may be in effect or may be amended from time to time in accordance with their respective terms, and authorizes and directs the Trustee and the Collateral Agent, as applicable to enter into this Indenture, the Collateral Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall, and shall cause each Subsidiary to, do or cause to be done, at its sole cost and expense, all such actions and things as may be required by the provisions of the Collateral Documents, to assure and confirm to the Collateral Agent the security interests in the Collateral contemplated by the Collateral Documents, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Guarantees secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreement, including taking all commercially reasonable actions required to cause the Collateral Documents to create and maintain, as security for the Second Lien Obligations, valid and enforceable, perfected (to the extent required therein) security interests in and on all the Collateral, in favor of the Collateral Agent (including the filing of UCC financing statements, amendments with respect thereto and continuation statements), superior to and prior to the rights of all third Persons other than as set forth therein and in the Intercreditor Agreement, and subject to no other Liens, in each case, except as expressly provided herein or therein. If required for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, subject to the terms of the Collateral Documents, the Company, the Trustee and the Collateral Agent shall have the power to appoint, and shall take all reasonable action to appoint, one or more Persons approved by the Company to act as co-collateral agent with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture or any Indenture Document. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(c)                Each Holder, by its acceptance of the Notes, consents and agrees to be bound by the terms of, and authorizes the entry by the Trustee and the Collateral Agent, as applicable, into, the Security Agreement, the Intercreditor Agreement and any other related Collateral Documents and any amendments, restatements or modifications to the Collateral Documents and the Intercreditor Agreement. By its acceptance of the Notes, each Holder also authorizes and directs the Trustee and the Collateral Agent to perform their respective obligations and exercise their respective rights under the Security Agreement, the Intercreditor Agreement and any other related amended, restated or modified Collateral Documents or Intercreditor Agreement in accordance therewith.

Section 13.02              Release of Collateral. The Liens on the Collateral securing the Notes will be automatically released with respect to the Notes:

(1)                in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, and all other obligations on the Notes due and payable at such time;

(2)                in whole, upon satisfaction and discharge of this Indenture in accordance with the terms hereof with respect to the Notes;

(3)                in whole, upon a Legal Defeasance or Covenant Defeasance with respect to the Notes pursuant to Article VIII;

(4)                as to any property or asset constituting Collateral that is sold or otherwise disposed of by any of the Grantors, (other than to another Grantor) in a transaction not prohibited by this Indenture at the time of such sale or disposition;

(5)                in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance Article IX;

(6)                in whole, with respect to the Collateral owned by any Guarantor, upon the release of the Guarantee of such Guarantor in accordance with the terms of this Indenture;

(7)                in whole or in part, with respect to any property or asset of any Grantor that is or becomes an Excluded Property under the terms of the Collateral Documents.

(8)                to the extent provided in the applicable provisions of the Collateral Documents or the Intercreditor Agreement;

(9)                in whole or in part, with respect to any property or asset of any Grantor that is released from the Collateral securing the First Lien Obligations in accordance with the terms of the First Lien Documents; and

(10)              in whole, upon the occurrence of the first date when (i) the Company’s Credit Rating is Investment Grade, or (ii) S&P and Moody’s have each confirmed in writing that the Company’s Credit Rating will be Investment Grade after giving effect to the release of the Collateral in accordance with the terms of the Collateral Documents.

Section 13.03              Form and Sufficiency of Release. The Trustee or the Collateral Agent shall promptly execute and deliver such documents and other instruments and authorize the making of such filings and registrations as may be requested by the Company to evidence the release and reconveyance to the applicable Grantor of the applicable Collateral.

Section 13.04              Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 13.05             Authorization of Actions to Be Taken by the Collateral Agent Under the Collateral Documents.

(a)                The Bank of New York Mellon Trust Company, N.A. is hereby appointed Collateral Agent. Subject to the provisions of the applicable Collateral Documents, each Holder, by acceptance of its Notes, agrees that (i) the Collateral Agent (and, if applicable, the Trustee) shall execute and deliver the Collateral Documents and act in accordance with the terms thereof, (ii) the Collateral Agent may, subject to the provisions of the Collateral Documents, at the written direction of the Trustee (acting on the written direction of Holders of a majority in aggregate principal amount of the then outstanding Notes) and subject to the receipt of security or indemnity acceptable to the Collateral Agent, take all actions necessary or appropriate in order to (A) enforce any of the terms of the Collateral Documents and (B) collect and receive any and all amounts payable in respect of the obligations of the Company and the Guarantors hereunder and under the Notes, the Guarantees and the Collateral Documents and (iii) to the extent permitted by this Indenture, the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Documents or this Indenture, and suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Collateral Agent, the Holders or the Trustee). Notwithstanding the foregoing, the Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement and the Collateral Documents.

(b)                The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in Sections 7.01, 7.02 and 7.07, are extended to the Collateral Agent, and its agents and attorneys, and shall be enforceable by, the Collateral Agent, as if fully set forth in this Article XIII with respect to the Collateral Agent. The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

(c)                Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(d)                Neither the Collateral Agent nor the Trustee will be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Without limiting the foregoing, neither the Trustee nor the Collateral Agent shall have any duty to file any financing statements or continuations thereof or otherwise to perfect the security interests granted to it under the Security agreement, which duty shall be solely that of the Company. The Collateral Agent hereby disclaims any representation or warranty to the present and future Holders concerning the perfection of the Liens to be granted hereunder or in the value of any of the Collateral.

(e)                In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(f)                 The provisions of this Section 13.05 are solely for the benefit of the Collateral Agent and none Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor nation Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 13.06             Authorization of Receipt of Funds by the Collateral Agent Under the Collateral Documents. The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and to the extent not prohibited under the Intercreditor Agreement or the Collateral Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

Section 13.07             Intercreditor Agreement. Except as otherwise provided in Section 8.1 of the Intercreditor Agreement, this Indenture and the Collateral Documents are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent pursuant to this Indenture and the Collateral Documents and the exercise of any right or remedy by the Collateral Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Indenture Documents with respect to lien priority, rights and remedies in connection with the Collateral, or amendments, waivers or supplements to the Collateral Documents, the terms of the Intercreditor Agreement shall govern.

Section 13.08             Reliance by Collateral Agent. Whenever reference is made in this Indenture to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture if it shall not have received such advice or concurrence of the Trustee, acting at the direction of the required Holders (acting in accordance with this Indenture and the Collateral Documents), as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

[Signatures on following page]

SIGNATURES

Dated as of April 17, 2020

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

SPIRIT AEROSYSTEMS HOLDINGS, INC., as a Guarantor

By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC., as a Guarantor

By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

EXHIBIT A

Form of 7.500% Senior Secured Second Lien Note due 2025

(Face of Note)
7.500% Senior Secured Second Lien Notes due 2025

[Global Notes Legend]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Restricted Notes Legend]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Regulation S Global Note Legend]

[Insert the Regulation S Global Note Legend from Section 2.08(e)(iv), if applicable, pursuant to the provisions of the Indenture]

A-1

SPIRIT AEROSYSTEMS, INC.
7.500% Senior Secured Second Lien Notes due 2025

CUSIP No.: [ ]1

No.	ISIN No.: [ ][2]
$

SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $         (the “Principal”) on April 15, 2025.

Interest Payment Dates: April 15 and October 15 (each, an “Interest Payment Date”), commencing October 15, 2020.

Interest Record Dates: April 1 and October 1 (each, an “Interest Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

1 144A CUSIP: 85205T AL4; Reg S CUSIP: U84591 AD5

2 144A ISIN: US85205TAL44; Reg S ISIN: USU84591AD56

A-2

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer under its seal.

SPIRIT AEROSYSTEMS, INC.

By:
Name:
Title:

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This is one of the Notes referred to in the within-mentioned Indenture.

Dated: April 17, 2020

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., Trustee

By:
Authorized Signatory

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(REVERSE OF NOTE)

SPIRIT AEROSYSTEMS, INC.
7.500% Senior Secured Second Lien Notes due 2025

1.       Interest.

SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Cash interest on the Note will accrue from April 17, 20203. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing October 15, 20204. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.       Method of Payment.

The Company will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the Interest Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Interest Record Date and prior to such Interest Payment Date. The Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to the Company and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

3.       Paying Agent.

Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Paying Agent. The Company may change any Paying Agent without notice to the Holders.

3 In the case of Initial Notes.

4 In the case of Initial Notes.

A-5

4.       Indenture.

The Company issued the Notes under an Indenture, dated as of April 17, 2020 (the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Agent. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

5.       Guarantee.

The payment by the Company of the principal of, and premium and interest on, the Notes is irrevocably and unconditionally guaranteed on a senior basis by the Guarantors.

6.       Optional Redemption.

(a)                The Notes are subject to redemption, at the option of the Company, in whole at any time or in part from time to time, at any time on or after April 15, 2022, for cash, at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Redemption Price
2022	103.750%
2023	101.875%
2024 and thereafter	100.000%

(b)       Prior to April 15, 2022, the Company will be entitled, at the option of the Company, to redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to (i) 100.0% of the aggregate principal amount of the Notes to be redeemed plus (ii) as determined by the Quotation Agent, the excess, if any, of (x) the present value of the redemption price of the Notes on April 15, 2022 plus all remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of interest accrued on such Notes as of the date of redemption) through April 15, 2022, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points over (y) the principal amount of the Notes on the date of redemption, plus (iii) accrued and unpaid interest, if any, on the aggregate principal amount of the Notes being redeemed up to, but excluding, the date of redemption.

(c)       In addition, at any time, or from time to time, on or prior to April 15, 2022, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to an aggregate of 40.0% of the principal amount of the Notes at a redemption price equal to 107.500% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption; provided, however, that (1) at least 50.0% of the aggregate principal amount of the Notes issued on the Issue Date (excluding those Notes held by Holdings and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 180 days of the consummation of any such Equity Offering.

A-6

7.       Change of Control Offer to Repurchase.

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes, Holders of the Notes will have the right to require the Company to repurchase all or a portion of their Notes pursuant to the offer described in the Indenture at a purchase price, in cash, equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the rights of Holders of Notes on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date.

8.       Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.

9.       Persons Deemed Owners.

The registered Holder of a Note shall be treated as the owner of it for all purposes.

10.       Legal Defeasance and Covenant Defeasance.

The Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

12.       Amendment; Supplement; Waiver.

Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding affected by such amendment or supplement, and any existing Default or Event of Default or compliance with certain provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of all the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or make any other change that does not adversely affect the rights of any Holder of a Note.

13.       Defaults and Remedies.

If an Event of Default (other than certain bankruptcy Events of Default with respect to the Company or Holdings) occurs and is continuing, the Trustee or the Holders of at least 30.0% in aggregate principal amount of Notes then outstanding may declare all of the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. If a bankruptcy Event of Default with respect to the Company or Holdings occurs and is continuing, the entire principal amount of the Notes then outstanding and interest accrued thereon, if any, shall immediately become due and payable. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

A-7

14.       Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company as if it were not the Trustee.

15.       No Recourse Against Others.

No stockholder, director, officer, employee, member or incorporator, as such, of the Company, the Guarantors or any successor Person thereof shall have any liability for any obligation under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16.       Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

17.       Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.       CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

19.       Governing Law.

THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE, AND THE NOTE GUARANTEES, IF ANY, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.       Security.

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

A-8

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                          agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:

Signed:

(Signed exactly as name appears on the other side of this Note)

Signature
Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

A-9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 of the Indenture, check the box ☐.

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 of the Indenture, state the amount you elect to have purchased (must be integral multiples of $1,000):

$

Dated:

Signed:

(Signed exactly as name appears on the other side of this Note)

Signature
Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

A-10

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 7.500% Senior Secured Second Lien Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian

A-11

EXHIBIT B

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Spirit AeroSystems, Inc.

3801 South Oliver

Wichita, KS 67210

Facsimile: (316) 529-4539

Attention: Rhonda Harkins, Treasurer

The Bank of New York Mellon Trust Company, N.A., as Trustee

2 North LaSalle Street, Suite 700

Chicago, Illinois 60602

Facsimile: (312) 827-8542

Attention: Corporate Trust Administration - Corporate Finance Unit

Re:	Spirit AeroSystems, Inc. 7.500% Senior Secured Second Lien Notes due 2025 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and Spirit AeroSystems, Inc. are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

B-1

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

B-2

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
PURSUANT TO REGULATION S]

Spirit AeroSystems, Inc.

3801 South Oliver

Wichita, KS 67210

Facsimile: (316) 529-4539

Attention: Rhonda Harkins, Treasurer

The Bank of New York Mellon Trust Company, N.A., as Trustee

2 North LaSalle Street, Suite 700

Chicago, Illinois 60602

Facsimile: (312) 827-8542

Attention: Corporate Trust Administration - Corporate Finance Unit

Re:	Spirit AeroSystems, Inc. 7.500% Senior Secured Second Lien Notes due 2025 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)       the offer of the Notes was not made to a person in the United States;

(2)       either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)       no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

C-1

Spirit AeroSystems, Inc. and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

C-2